Filed Pursuant to Rule 424(b)(3)

Registration No. 333-166720

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus dated November 6, 2013)

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC.

11,384,566 shares of Common Stock

This Prospectus Supplement No. 3 is required to be delivered by certain holders of the above-referenced shares or by their transferees, pledges, donees or their successors in connection with the offer and sale of the above-referenced shares.

This Prospectus Supplement No. 3 supplements the Prospectus dated November 6, 2013 (the “Prospectus”) of SinoCoking Coal and Coke Chemical Industries, Inc. (the “Company”), as supplemented by Prospectus Supplement No. 1 dated November 10, 2013 and Prospectus Supplement No. 2 dated February 25, 2014, with the following additions and changes:

(1)	Update, amend and supplement the Company’s Prospectus dated November 6, 2013 with information in the Company’s attached Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 as filed with the Securities and Exchange Commission on May 23, 2014.

The attached information modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus or any amendment or supplement thereto, shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 3.  This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS, AND ANY OF OUR OTHER FILINGS INCORPORATED THEREIN BY REFERENCE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is May 30, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

☑	Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended	March 31, 2014

or

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from	______________________________________ to ________________________

Commission File Number:	001-15931

SinoCoking Coal and Coke Chemical Industries, Inc.
(Exact name of registrant as specified in its charter)

Florida	98-0695811
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Kuanggong Road and Tiyu Road 10th Floor Chengshi Xin Yong She, Tiyu Road, Xinhua District Pingdingshan, Henan Province People’s Republic of China	467000
(Address of principal executive offices)	(Zip Code)

+86-3752882999
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑   No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every, Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (Sec.232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).   Yes ☑ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).   Yes ☐   No ☑

As of May 20, 2014, the registrant had 21,121,372 shares of common stock outstanding.

2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this report, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect,” “project,” “may,” “might,” “will,” the negative forms thereof, and words of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control. Actual results, performance or achievements may differ materially from those expressed or implied by forward-looking statements depending on a variety of important factors, including, but not limited to, weather, local, regional, national and global coke and coal price fluctuations, levels of coal and coke production in the region, the demand for raw materials such as iron and steel which require coke to produce, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, and other risks and uncertainties. Such risks and uncertainties are described in greater details in the “Risk Factors” section beginning on page 22 of the registrant’s annual report on Form 10-K for the year ended June 30, 2013 filed with the Securities and Exchange Commission (the “SEC”) on September 30, 2013 (the “Annual Report”).

Consequently, all of the forward-looking statements made in this report are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the registrant’s business operations. The registrant is not undertaking to update or revise any forward-looking statement, whether as a result of new information, future events or circumstances or otherwise.

3

PART I – FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS (UNAUDITED)

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2014	2013
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$204,341	$782,018
Restricted cash	-	9,708,000
Accounts receivable, trade	9,541,195	9,474,197
Other receivables and deposits	5,657,649	4,334,370
Loans receivable	8,032,037	8,032,037
Inventories	5,237,164	3,018,909
Advances to suppliers	10,766,840	8,791,837
Total current assets	39,439,226	44,141,368

PLANT AND EQUIPMENT, net	14,681,701	15,269,766

CONSTRUCTION IN PROGRESS	40,346,044	40,224,821

OTHER ASSETS
Refundable deposit	4,868,628	4,854,000
Prepayments	61,748,418	61,562,890
Intangible assets, net	32,288,238	32,244,071
Long-term investments	2,895,082	2,886,383
Other assets	113,601	113,260
Total other assets	101,913,967	101,660,604

Total assets	$196,380,938	$201,296,559

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Current maturity of long-term loan	$-	$50,158,000
Accounts payable, trade	1,842,946	183,504
Notes payable	-	9,708,000
Other payables and accrued liabilities	2,983,099	2,229,341
Other payables - related party	318,416	140,465
Acquisition payable	4,706,341	4,692,200
Customer deposits	128,301	208,815
Taxes payable	1,049,293	1,133,450
Total current liabilities	11,028,396	68,453,775

LONG TERM LIABILITIES
Long-term loan	50,309,158	-
Warrants liability	9	21
Total long term liabilities	50,309,167	21

Total liabilities	61,337,563	68,453,796

COMMITMENTS AND CONTINGENCIES

EQUITY
Common stock, $0.001 par value, 100,000,000 shares authorized, 21,121,372 shares issued and outstanding	21,121	21,121
Additional paid-in capital	3,592,053	3,592,053
Statutory reserves	3,689,941	3,689,941
Retained earnings	113,140,117	111,304,825
Accumulated other comprehensive income	10,268,543	9,903,223
Total SinoCoking Coal and Coke Chemicals Industries, Inc's equity	130,711,775	128,511,163

NONCONTROLLING INTERESTS	4,331,600	4,331,600

Total equity	135,043,375	132,842,763

Total liabilities and equity	$196,380,938	$201,296,559

The accompanying notes are an integral part of the these unaudited condenses consolidated financial statements

4

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONDESED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2014	2013	2014	2013

REVENUE	$10,993,882	$13,903,951	$41,678,105	$52,704,787

COST OF REVENUE	8,545,142	11,815,066	34,076,508	45,770,689

GROSS PROFIT	2,448,740	2,088,885	7,601,597	6,934,098

OPERATING EXPENSES:
Selling	78,597	37,018	118,351	122,775
General and administrative	342,598	533,055	1,421,425	1,741,228
Total operating expenses	421,195	570,073	1,539,776	1,864,003

INCOME FROM OPERATIONS	2,027,545	1,518,812	6,061,821	5,070,095

OTHER INCOME (EXPENSE)
Interest income	58,895	174,788	426,235	605,889
Interest expense	(872,615)	(910,544)	(2,963,194)	(2,929,609)
Other finance expense	(27,689)	(94,547)	(177,949)	(257,914)
Other income, net	-	219,838	-	228,171
Change in fair value of warrants	-	1,150	12	715,997
Total other expense, net	(841,409)	(609,315)	(2,714,896)	(1,637,466)

INCOME BEFORE INCOME TAXES	1,186,136	909,497	3,346,925	3,432,629

PROVISION FOR INCOME TAXES	445,945	404,717	1,511,634	1,436,211

NET INCOME	740,191	504,780	1,835,291	1,996,418

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(1,236,437)	662,084	365,320	653,710

COMPREHENSIVE INCOME (LOSS)	$(496,246)	$1,166,864	$2,200,611	$2,650,128

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic and diluted	21,121,372	21,121,372	21,121,372	21,121,372

EARNINGS (LOSS) PER SHARE
Basic and diluted	$0.04	$0.02	$0.09	$0.09

The accompanying notes are an integral part of the these unaudited condenses consolidated financial statements

5

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,835,291	$1,996,418
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	640,309	938,316
Amortization	53,250	51,832
Write-off of other receivables	89,298	-
Change in fair value of warrants	(12)	(715,997)
Change in operating assets and liabilities
Accounts receivable, trade	(38,624)	3,694,628
Notes receivable, trade	-	(396,750)
Other receivables	(1,406,410)	(2,969,253)
Inventories	(2,219,390)	(615,576)
Advances to suppliers	(1,957,529)	2,656,211
Prepaid expenses	-	631,249
Accounts payable, trade	1,666,570	(4,031)
Other payables and accrued liabilities	754,872	437,519
Customer deposits	(81,519)	(13,255)
Taxes payable	(87,979)	(440,362)
Net cash provided by (used in) operating activities	(751,873)	5,250,949

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal advances of loans receivable	-	(9,872,000)
Repayment of loans receivable	-	1,217,500
Payments on equipment and construction in progress	-	(578)
Net cash used in investing activities	-	(8,655,078)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	9,782,343	(6,348,000)
Proceeds from notes payable	-	9,522,000
Payments of notes payable	(9,782,343)	(4,761,000)
Proceeds from short-term loans - bank	-	9,522,000
Payments of current maturity of long-term loan	-	(4,761,000)
Payments of short-term loans - others	(162,700)	-
Proceeds from short-term loans - others	162,700	-
Proceeds from related party	176,962	9,522
Net cash provided by financing activities	176,962	3,183,522

EFFECT OF EXCHANGE RATE ON CASH	(2,766)	(65,033)

DECREASE IN CASH	(577,677)	(285,640)

CASH, beginning of period	782,018	2,366,718

CASH, end of period	$204,341	$2,081,078

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$1,292,053	$1,551,254
Cash paid for interest	$1,910,285	$2,189,231

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Construction-in-progress acquired with prepayments made by note receivables, trade	$-	$15,552,600
Construction-in-progress acquired with prepayments made by note receivables, mine acquisition	$-	$9,172,860
Repayment of loan receivables through note receivables, trade	$-	$952,200

The accompanying notes are an integral part of the these unaudited condenses consolidated financial statements

6

Note 1 – Nature of business and organization

SinoCoking Coal and Coke Chemical Industries, Inc. (“SinoCoking” or the “Company”) was organized on September 30, 1996, under the laws of the State of Florida.

The Company is a vertically-integrated coal and coke producer based in the People’s Republic of China (“PRC” or “China”). All of the Company’s business operations are conducted by a variable interest entity (“VIE”), Henan Pingdingshan Hongli Coal & Coking Co., Ltd., (“Hongli”), which is controlled by Top Favour’s wholly-owned subsidiary, Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. (“Hongyuan”), through a series of contractual arrangements.

Due to the continuing provincial-wide consolidation program in Henan, all small to mid-scale mines are required to be consolidated and undergo mandatory safety checks and inspections by relevant authorities before receiving clearance to resume coal mining operations. This requirement applies to all SinoCoking mines.

The accompanying unaudited condensed consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership
Top Favour	• A British Virgin Islands company • Incorporated on July 2, 2008	100%
Hongyuan	• A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) • Incorporated on March 18, 2009 • Registered capital of $3 million fully funded	100%
Hongli

•     A PRC limited liability company

•     Incorporated on June 5, 1996

•     Initial registered capital of $1,055,248 or 8,808,000 Renminbi (“RMB”), further increased to $4,001,248 (RMB 28,080,000) on August 26, 2010, fully funded

•     85.40% of equity interests held by Jianhua Lv, the Company’s Chief Executive Officer (“CEO”) and Chairman of the Board of Directors

•     Operates a branch, Baofeng Coking Factory (“Baofeng Coking”)

		VIE by contractual arrangements
Baofeng Hongchang Coal Co., Ltd. (“Hongchang Coal”)	• A PRC limited liability company • Incorporated on July 19, 2007 • Registered capital of $396,000 (RMB 3,000,000) fully funded	VIE by contractual arrangements as a wholly-owned subsidiary of Hongli
Baofeng Shunli Coal Co., Ltd.(“Shunli Coal”)

•     A PRC limited liability company

•     Incorporated on August 13, 2009

•     Registered capital of $461,700 (RMB3,000,000) fully funded

•     Acquired by Hongchang Coal on May 20, 2011

•     Dissolved on July 4, 2012 and the mining right transferred to Hongchang.

		VIE by contractual arrangements as an indirect wholly-owned subsidiary of Hongli
Baofeng Hongguang Power Co., Ltd. (“Hongguang Power”)	• A PRC limited liability company • Incorporated on August 1, 2006 • Registered capital of $2,756,600 (RMB 22,000,000) fully funded	VIE by contractual arrangements as a wholly-owned subsidiary of Hongli

7

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Baofeng Xingsheng Coal Co., Ltd. (“Xingsheng Coal”)	• A PRC limited liability company • Incorporated on December 6, 2007 • Registered capital of $559,400 (RMB 3,634,600) fully funded • 60% of equity ownership acquired by Hongli on May 20, 2011	VIE by contractual arrangements as a 60% owned subsidiary of Hongli
Baofeng Shuangrui Coal Co., Ltd. ( “Shuangrui Coal”)

•     A PRC limited liability company

•     Incorporated on March 17, 2009

•     Registered capital of $620,200 (RMB4,029,960) fully funded

•     60% of equity ownership acquired by Hongli on May 20, 2011

•     100% of equity ownership acquired by Hongchang on June 20, 2012

VIE by contractual arrangements as a 100% owned subsidiary of Hongchang
Zhonghong Energy Investment Company (“Zhonghong”)

•     A PRC company

•     Incorporated on December 30, 2010

•     Registered capital of $7,842,800 (RMB51,000,000) fully funded equity interests of 100% held by three nominees on behalf of Hongli pursuant to share entrustment agreements

VIE by contractual arrangements as a wholly-owned subsidiary of Hongli
Baofeng Hongrun Coal Chemical Co., Ltd. (“Hongrun”)	• A PRC limited liability company • Incorporated on May 17, 2011 • Registered capital of $ 4,620,000 (RMB30 million) fully funded	VIE by contractual arrangements as a wholly-owned subsidiary of Hongli

The Company believes that the equity owners of Hongli do not have the characteristics of a controlling financial interest, and that the Company is the primary beneficiary of the operations and residual returns of Hongli and, in the event of losses, would be required to absorb a majority of such losses. Accordingly, the Company consolidates Hongli’s results, assets and liabilities in the accompanying financial statements.

Selected financial data of Hongli and its subsidiaries is set forth below:

	March 31, 2014	June 30, 2013
Total current assets	$30,596,786	$31,713,194
Total assets	$174,939,098	$188,868,385
Total current liabilities	$33,266,257	$97,057,869
Total liabilities	$83,575,416	$97,057,869

Presently, the Company’s coking related operations are carried out by Baofeng Coking, coal related operations by Hongchang Coal, Shuangrui Coal and Xingsheng Coal, and electricity generation by Hongguang Power. However, it is the Company’s intention to transfer all coal related operations to a joint-venture between Zhonghong and Henan Province Coal Seam Gas Development and Utilization Co., Ltd. (“Henan Coal Seam Gas”) (see Note 12). As of March 31, 2014, the Company’s coal related operations had not been transferred to the joint-venture, and Shuangrui Coal and Xingsheng Coal had had no operations since their acquisitions by the Company (see Note 21).

Recent Development

On December 18, 2013, Hongyuan entered into an agreement with Jiyuan Tianlong Coking Co., Ltd. (“Jiyuan Tianlong”), an unrelated third party coke producer in Jiyuan City, Henan, to entrust Hongyuan with the management of Jiyuan Tianlong’s equipment from December 18, 2013 to December 17, 2018, as Jiyuang Tianlong lacks access to suppliers and customers. During the term of the agreement, Hongyuan would receive an annual management fee of approximately $16,370 (RMB 100,000) as well as all operating income, but would also be liable for any resulting loss. Hongyuan began utilizing the equipment for its operations in January 2014. However, at the end of January 2014, Hongyuan terminated the agreement due to lack of sufficient technical personnel to operate Jiyuan Tianlong’s equipment.

8

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Liquidity and going concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going-concern basis. The going-concern basis assumes that assets are realized and liabilities are extinguished in the ordinary course of business at amounts disclosed in the financial statements. The Company’s ability to continue as a going concern depends upon the liquidation of current assets. For the nine months ended March 31, 2014, cash used in operating activities was $751,873. Cash as of March 31, 2014 was $204,341, which was insufficient for future operations. Additionally, the Company was not only slow in collecting its loans receivable (and granted extension as to their repayments as well as the related interest receivable), but also had not made a quarterly interest payment of approximately $2.12 million originally due on March 31, 2014 (now extended to February 28, 2015) to Bairui Trust Co., Ltd. (“Bairui Trust”) in connection with the Company’s long term loan.

To improve its financial position, the Company is seeking support from its banks to finance the construction of its new plant. The Company may also be able to obtain lines of credit by pledging its mining rights as collateral once the mine consolidation schedule can be finalized. The Company is also attempting to improve collection from customers, and to increase sales of higher profit margin coke products. Management believes that if successfully executed, the foregoing actions would enable the Company to continue as a going concern.

As discussed in Note 1 to the financial statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2013, the Company reported liquidity and going concern issues as of June 30, 2013.

Note 2 – Summary of significant accounting policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the financial statements not misleading have been included. Operating results for the three and nine month periods ended March 31, 2014 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2014. The information included in this Form 10-Q should be read in conjunction with the “Management’s Discussion and Analysis” section, and the financial statements and notes thereto, included in the Annual Report.

Principles of consolidation

The accompanying unaudited condensed consolidated financial statements are prepared in accordance with U.S. GAAP. The unaudited condensed consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries – Top Favour and Hongyuan, and its VIEs – Hongli and its subsidiaries. All significant inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation.

VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved are evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. As a result of the contractual arrangements described below, the Company, through Hongyuan, is obligated to absorb a majority of the risk of loss from Hongli’s activities and the Company is enabled to receive a majority of Hongli’s expected residual returns. The Company accounts for Hongli as a VIE and is the primary beneficiary. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. Management makes ongoing assessments of whether Hongyuan is the primary beneficiary of Hongli and its subsidiaries.

9

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to coal reserves that are the basis for future cash flow estimates and units-of-production depletion calculations; asset impairments; allowance for doubtful accounts and loans receivable; valuation allowances for deferred income taxes; reserves for contingencies; stock-based compensation and the fair value and accounting treatment for warrants. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates.

Revenue recognition

Coal and coke sales are recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured.  This generally occurs when coal and coke is loaded onto trains or trucks at one of the Company’s loading facilities or at third party facilities.

Substantially, if not all, of the electricity generated by Hongguang Power is typically used internally by Baofeng Coking. Supply of surplus electricity generated by Hongguang Power to the national power grid is mandated by the local utilities board. The value of the surplus electricity supplied, if it exists, is calculated based on actual kilowatt-hours produced and transmitted and at a fixed rate determined under contract. During the nine months ended March 31, 2014 and 2013, the Company did not sell surplus electricity to the national power grid.

Coal and coke sales represent the invoiced value of goods, net of a value-added tax (“VAT”), sales discounts and actual returns at the time when product is sold to the customer.

Foreign currency translation and other comprehensive income

The reporting currency of the Company is the U.S. dollar. The functional currency of the Company, its subsidiaries and VIEs in the PRC is denominated in RMB.

For the subsidiaries and VIEs whose functional currencies are other than the U.S. dollar, all assets and liabilities accounts were translated at the exchange rate on the balance sheet date; shareholders’ equity is translated at the historical rates and items in the statement of operations are translated at the average rate for the period. Items in the cash flow statement are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of equity. The resulting transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations.

The balance sheet amounts, with the exception of equity, at March 31, 2014 and June 30, 2013 were translated at RMB 6.19 to $1 and RMB 6.18 to $1, respectively. The average translation rates applied to income and cash flow statement amounts were at RMB 6.13 to $1 and RMB 6.30 to $1 for the nine months ended March 31, 2014 and 2013, respectively.

Fair value of financial instruments

The Company uses a three-level valuation hierarchy for disclosures of fair value measurement.  The carrying amounts reported in the accompanying condensed consolidated balance sheets for receivables, payables and short term loans qualify as financial instruments are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available. The three levels of valuation hierarchy are defined as follows:

Level 1	Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

10

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Level 3	Inputs to the valuation methodology are unobservable.

The Company determined that the carrying value of its long-term loans approximated their fair value using level 2 inputs by comparing the stated loan interest rate to the rate charged by the Bank of China on similar loans (see Note 13).

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2014:

	Carrying value at March 31, 2014	Fair value measurement at March 31, 2014
		Level 1	Level 2	Level 3
Warrants liability	$9	$—	$9	$—

The following is a reconciliation of the beginning and ending balances of warrants liability measured at fair value on a recurring basis using observable inputs as of March 31, 2014 and June 30, 2013:

	March 31,	June 30,
	2014	2013
Beginning fair value	$21	$716,648
Realized gain recorded in earnings	(12)	(716,627)
Ending fair value	$9	$21

Because the Company’s warrants are not traded on an active securities market, the Company estimates their fair value using the Cox-Ross-Rubinstein binomial model on March 31, 2014 and June 30, 2013, which was recorded in other payables and accrued liabilities.

	March 31, 2014	June 30, 2013
Number of shares exercisable	3,906,853	3,906,853
Range of exercise price	$6.00-48.00	$6.00-48.00
Stock price	$1.20	$1.39
Expected term (years)	0.85-3.02	1.6-3.78
Risk-free interest rate	0.15-0.91%	0.28-0.95%
Expected volatility	49-61%	39-70%

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record certain financial assets and liabilities at fair value on a non-recurring basis.  Generally, assets are recorded at fair value on a non-recurring basis as a result of impairment charges.  For the three and nine months ended March 31, 2014 and 2013, the Company’s two long term investments are not considered impaired.

The Company did not identify any other assets and liabilities that are required to be presented on the unaudited condensed consolidated balance sheets at fair value.

Cash

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents for cash flow statement purposes. Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the PRC and with banks in Hong Kong and in the United States.

Balances at financial institutions or state owned banks within the PRC are not covered by insurance. Balances at financial institutions in Hong Kong may, from time to time, exceed Hong Kong Deposit Protection Board’s insured limits. As of March 31, 2014 and June 30, 2013, the Company had $59,358 and $10,391,195 of cash deposits, including restricted cash, which were not covered by insurance, respectively. The Company has not experienced any losses in such accounts.

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SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Restricted cash

Restricted cash represents amounts set aside by the Company in accordance with the Company’s debt agreements with certain financial institutions in the PRC. These cash amounts are designated for the purpose of paying down the principal amounts owed to the financial institutions, and these amounts are held at the same financial institutions with which the Company has the debt agreements. Due to the short-term nature of the Company’s debt obligations to these banks, the corresponding restricted cash balances have been classified as current in the unaudited condensed consolidated balance sheets.

Accounts receivables, trade, net

During the normal course of business, the Company extends unsecured credit not exceeding three months to its customers. Management regularly reviews aging of receivables and changes in payment trends by its customers, and records an allowance when management believes collection of amounts due are at risk. Accounts receivables are considered past due after three months from the date credit was granted. Accounts considered uncollectible after exhaustive efforts to collect are written off. The Company regularly reviews the credit worthiness of its customers and, based on the results of the credit review, determines whether extended payment terms can be granted to or, in some cases, partial prepayment is required from certain customers. No allowance for doubtful accounts is considered necessary at the balance sheets dates.

Other receivables and deposit

Other receivables include security deposit made for auction of purchasing non-performing assets, interest receivable on loans, advances to employees for general business purposes and other short term non-traded receivables from unrelated parties, primarily as unsecured demand loans, with no stated interest rate or due date. Management regularly reviews aging of receivables and changes in payment trends and records a reserve when management believes collection of amounts due are at risk. Accounts considered uncollectible are written off after exhaustive efforts at collection. No allowance for doubtful accounts is considered necessary at the balance sheet dates.

Loans receivable

Loans receivable represents the amount the Company expects to collect from unrelated parties. The loans either are due on demand or mature within a year, and are either unsecured or secured by the properties of the borrowers or guaranteed by unrelated parties. All loans receivables are subject to interest charges. No allowance for doubtful accounts is considered necessary at the balance sheet dates.

Inventories

Inventories are stated at the lower of cost or market, using the weighted average cost method. Inventories consist of raw materials, supplies, work in process, and finished goods. Raw materials mainly consist of coal (mined and purchased), rail, steel, wood and additives used by the Company. The cost of finished goods includes (1) direct costs of raw materials, (2) direct labor, (3) indirect production costs, such as allocable utilities cost, and (4) indirect labor related to the production activities, such as assembling and packaging. Management compares the cost of inventories with the market value and an allowance is made for writing down the inventory to its market value, if lower than cost. On an ongoing basis, inventories are reviewed for potential write-down for estimated obsolescence or unmarketable inventories equal to the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. When inventories are written-down to the lower of cost or market, they are not marked up subsequently based on changes in underlying facts and circumstances. As of March 31, 2014 and June 30, 2013, no allowance for inventory valuation was deemed necessary.

Advances to suppliers

The Company advances monies or may legally assign its notes receivable-trade (which are guaranteed by banks) to certain suppliers for raw material purchases. Such advances are interest-free and unsecured. Management regularly reviews aging of advances to suppliers and changes in materials receiving trends and records an allowance when management believes collection of materials due are at risk. Advances aged over one year and considered uncollectible are written off after exhaustive efforts at collection. No allowance for doubtful accounts is considered necessary at the balance sheet dates.

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SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Plant and equipment, net

Plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments that extend the useful life are capitalized. When items of plant and equipment are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Mine development costs are capitalized and amortized by the units of production method over estimated total recoverable proven and probable reserves. Depreciation of plant and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Estimated useful life
Building and plant	20 years
Machinery and equipment	10-20 years
Other equipment	1-5 years
Transportation equipment	5-7 years

Construction-in-progress (“CIP”) includes direct costs of construction for mining tunnel improvements and the Company’s new coking plant. Interest incurred during the period of construction, if material, is capitalized. For the three and nine months ended March 31, 2014 and 2013, no interests were capitalized into CIP. All other interest is expensed as incurred. CIP is not depreciated until such time the asset in question is completed and put into service.

Refundable deposit

A deposit was made to Henan Coal Seam Gas and is refundable when its joint venture with Zhonghong commences operations (see Note 12).

Intangible assets

Costs to obtain land use rights are recorded based on the fair value at acquisition and amortized over 36 years, the contractual period of the rights. Intangible assets with finite lives are amortized over their useful lives and reviewed at least annually for impairment.

Mining rights are capitalized at fair value when acquired, including amounts associated with any value beyond proven and probable reserves, and amortized to operations as depletion expense using the units-of-production method over the estimated proven and probable recoverable amounts. The Company’s coal reserves are controlled through its VIEs, which control generally lasts until the recoverable reserves are depleted.

Impairment of long - lived assets

The Company evaluates long-lived tangible and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows, in accordance with the accounting guidance regarding “Disposal of Long-Lived Assets.” Recoverability is measured by comparing an asset’s carrying value to the related projected undiscounted cash flows generated by the long-lived asset or asset group, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. When the carrying value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third party independent appraisals, as considered necessary.

Long-term investment

Investments in equity securities of privately-held companies in which the Company holds less than 20% voting interest and to which the Company does not have the ability to exercise significant influence are accounted for under the cost method. Entities in which the Company has the ability to exercise significant influence, but does not have a controlling interest, are accounted for under the equity method.

Entities in which the Company has the ability to exercise significant influence, but does not have a controlling interest, are accounted for under the equity method. Significant influence is generally considered to exist when the Company has between 20% and 50% of ownership interest in the voting stock, but other factors, such as representation on the board of directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable. For investments carried at cost, the Company recognizes impairment in the event that the carrying value of the investment exceeds the Company’s proportionate share of the net book value of the investee. Management believes that no impairment charge was necessary as of March 31, 2014.

Asset retirement cost and obligations

The Company accounts for the asset retirement cost and obligations to retire tangible long-lived assets in accordance with U.S. GAAP, which requires that the Company’s legal obligations associated with the retirement of long-lived assets be recognized at fair value at the time the obligations are incurred. Such obligations are incurred when development commences for underground mines or construction begins for support facilities, refuse areas and slurry ponds. If an entity has a conditional asset retirement obligation, a liability should be recognized when the fair value of the obligations can be reasonably estimated.

The obligation’s fair value is determined using discounted cash flow techniques and is accreted over time to its expected settlement value. Upon initial recognition of a liability, a corresponding amount is capitalized as part of the carrying amount of the related long-lived asset. Amortization of the related asset is calculated on a unit-of-production method by amortizing the total estimated cost over the salable reserves as determined under SEC Industry Guide 7, multiplied by the production during the period.

Asset retirement costs generally include the cost of reclamation (the process of bringing the land back to its natural state after completion of exploration activities) and environmental remediation (the physical activity of taking steps to remediate, or remedy, any environmental damage caused).

In May 2009, the Henan Bureau of Finance and the Bureau of Land and Resource issued regulations requiring mining companies to file an evaluation report regarding the environmental impacts of their mining (the “Evaluation Report”) before December 31, 2010. The relevant authorities would then determine whether to approve the Evaluation Report after performing on-site investigation, and the asset retirement obligation would be determined by the authorities based on the approved filing. Such requirement was extended along with the extension of the provincial mine consolidation schedule, although the specific extension date has not been finalized by the relevant provincial authorities.

The Company did not record any asset retirement obligation as of March 31, 2014 and June 30, 2013 because the Company did not have sufficient information to reasonably estimate the fair value of such obligation. The range of time over which the Company may settle the obligation is unknown and cannot be reasonably estimated. In addition, the settlement method for the obligation cannot be reasonably determined. The amount of the obligation to be determined by the relevant authorities is affected by several factors, such as the extent of remediation required in and around the mining area, the methods to be used to remediate the mining site, and any government grants which may or may not be credited to the mining companies.

The Company will recognize the liability in the period in which sufficient information is available to reasonably estimate its fair value.

Income taxes

Deferred income taxes are provided on the asset and liability method for temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.  No significant penalties or interest relating to income taxes were incurred during the three and nine months ended March 31, 2014, and 2013.

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SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Chinese income taxes

The Company’s subsidiary and VIEs that operate in the PRC are governed by the national and local income tax laws of that country (the “Income Tax Laws”), and are generally subject to a statutory income tax rate of 25% of taxable income, which is based on the net income reported in the statutory financial statements after appropriate tax adjustment.

Value added tax (“VAT”)

Sales revenue represents the invoiced value of goods, net of VAT. All of the Company’s coal and coke are sold in the PRC and subject to a VAT at a rate of 17% of the gross sales price.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing finished products. The Company records VAT payable and VAT receivable net of payments in its consolidated financial statements. The VAT tax return is filed to offset the payables against the receivables.

Warrants liability

A contract is designated as an asset or a liability and is carried at fair value on the Company’s balance sheet, with any changes in fair value recorded in its results of operations. The Company then determines which options, warrants and embedded features require liability accounting and records the fair value as a derivative liability. The changes in the values of these instruments are shown in the accompanying unaudited condensed consolidated statements of income and other comprehensive income as “change in fair value of warrants.”

In connection with the Company’s share exchange transaction in February 2010 with Top Favour, whereby Top Favour became a wholly-owned subsidiary of the Company (the “Share Exchange”), the Company adopted the provisions of an accounting standard regarding instruments that are indexed to an entity’s own stock. This accounting standard specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in equity in the statement of financial position would not be considered a derivative financial instrument. It provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception within the standards. As a result of adopting this accounting standard, all warrants issued after the Share Exchange are recorded as a liability because their strike price is denominated in U.S. dollars, while the Company’s functional currency is denominated in RMB.

All warrants issued before the Share Exchange, which were treated as equity pursuant to the derivative treatment exemption prior to the Share Exchange, are also no longer afforded equity treatment for the same reason. Since such warrants are no longer considered indexed to the Company’s own stock, all future changes in their fair value will be recognized currently in earnings until they are exercised or expire.

Noncontrolling interests

As further discussed in Note 21, noncontrolling interests mainly consist of a 40% equity interest of Xingsheng Coal owned by unrelated parties. For the three and nine months ended March 31, 2014, and 2013, there was no net income or loss attributable to such noncontrolling interests because Xingsheng Coal was not operational during such periods.

Earnings (loss) per share

The Company reports earnings per share in accordance with the provisions of ASC – 260 “Earnings Per Share.” This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Dilution is computed by applying the treasury stock method. Under this method, option and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby are used to purchase common stock at the average market price during the period.

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SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Comprehensive income

Accounting standard regarding comprehensive income establishes requirements for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. This accounting standard defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, it also requires all items recognized under current accounting standards as components of comprehensive income to be reported in financial statement that is presented with the same prominence as other financial statements. The Company's only current component of comprehensive income is foreign currency translation adjustments.

Recently issued accounting pronouncements

In April 2014, the Financial Accounting Standards Board (the “FASB”) issued an accounting standard that raises the threshold for disposals to qualify as discontinued operations and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. The standard revised the definition of a discontinued operation to cover only asset disposals that are considered to be a strategic shift with a major impact on an entity's operations and finances, such as the disposal of a major geographic area or a significant line of business. Application of the standard, which is to be applied prospectively, is required for fiscal years beginning on or after December 15, 2014, and for interim periods within that year. The Company currently plans to adopt the standard in January 2015.

Note 3 – Concentration risk

For the three months ended March 31, 2014, 83.5% of the Company’s total revenue was from four major customers who individually accounted for 58.0%, 12.4%, 7.7% and 5.4% of total revenue, respectively. For the nine months ended March 31, 2014, 76.7% of total revenue was from the same four major customers who individually accounted for 37.3%, 13.1%, 10.1% and 7.2% of total revenue, respectively. For the three months ended March 31, 2013, 92.7% of total revenue was from five major customers who individually accounted for 28.4%, 17.5%, 17.1%, 14.9% and 14.8% of total revenue, respectively. For the nine months ended March 31, 2013, 91.3% of total revenue was from five major customers who individually accounted for 22.0%, 20.1%, 19.8%, 18.3% and 11.1% of total revenue, respectively. Four customers accounted for 42.2%, 9.0%, 10.3%, and 7.1% of the total accounts receivable balance at March 31, 2014, respectively. Four customers accounted for 41.5%, 25.2%, 2.4% and 2.3% of the total accounts receivable balance at June 30, 2013, respectively.

For the three months ended March 31, 2014, three major suppliers provided 83.4% of total raw material purchases, with each supplier individually accounting for 56.3%, 14.2% and 12.9% of total raw material purchases, respectively. For the nine months ended March 31, 2014, five major suppliers provided 65.9% of total raw material purchases, with each supplier individually accounting for 23.0%, 16.1%, 9.8%, 8.9% and 8.1% of total purchases, respectively. For the three months ended March 31, 2013, one major supplier provided 11.7% of total raw material purchases. For the nine months ended March 31, 2013, five major suppliers provided 72.1% of total raw material purchases, with each supplier individually accounting for 20.6%, 14.8%, 12.4%, 12.2% and 12.1% of total purchases, respectively. One supplier accounted for 47.8% of the total accounts payable balance at March 31, 2014. The Company did not have any accounts payable to its major suppliers at June 30, 2013.

Note 4 – Other receivables and deposits

Other receivables and deposits consisted of the following:

	March 31, 2014	June 30, 2013
Security deposit for auction	$4,868,628	$3,236,000
Receivables from an unrelated company	29,369	103,554
Advances to employees	9,971	18,843
Interest receivable	749,681	974,290
Miscellaneous	-	1,683
Total	$5,657,649	$4,334,370

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SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Security deposit for auction

On January 26, 2013, Hongli entered into an agreement with Pingdingshan Rural Credit Cooperative Union (“PRCCU”) to pay $3,274,000 (RMB 20 million) as a security deposit to bid at an auction for some non-performing assets, including certain mining rights subject to the ongoing mine consolidation program, valued collectively at $19.6 million (RMB 120 million). Should Hongli win the auction, the deposit would be applied against Hongli’s bid price for the assets. Otherwise, PRCCU would refund the deposit back to Hongli before September 30, 2013. On September 18, 2013, the parties entered into a supplemental agreement to postpone the auction date and to extend the deposit refund date to December 31, 2013. On September 26, 2013, the parties entered into another agreement for Hongli to pay $1,637,000 (RMB 10 million) as additional security deposit. Should Hongli win the auction, this additional deposit would also be applied against Hongli’s bid price for the assets. Otherwise, PRCCU would refund the deposit back to Hongli before December 31, 2013. On December 30, 2013, the parties entered into a supplemental agreement to postpone the auction date and to extend the deposit refund date to December 31, 2014.

Note 5 – Loans receivable

On June 8, 2011, Capital Paradise Limited (“CPL”), an unrelated party, borrowed $10,044,200 from Top Favour in an unsecured loan at an annual interest rate of 9.45%, with interest due every six months. The loan matured on June 7, 2012. On June 8, 2012, Top Favour and CPL entered into a supplemental agreement to extend the maturity date to December 7, 2012, and to decrease the interest rate to 7% annually. On December 8, 2012, both parties entered into another supplemental agreement to extend the maturity date to June 8, 2013, with 7% annual interest rate. On June 8, 2013 both parties entered into another supplemental agreement to extend the maturity date to December 7, 2013, with 7% annual interest rate. On January 27, 2014, both parties agreed on a repayment schedule whereby CPL will repay 50% of the outstanding principal and accrued interest thereon before June 30, 2014, and the balance and accrued interest thereon before December 31, 2014.

CPL repaid $2,012,400 in principal through March 31, 2014, with up to $749,681 of interest receivables outstanding.

For the three months ended March 31, 2014 and 2013, interest income from loans receivable amounted to $58,809 and $173,371, respectively. For the nine months ended March 31, 2014 and 2013, interest income from loans receivable amounted to 422,067 and $552,429, respectively.

Note 6 – Inventories

Inventories consisted of the following:

	March 31, 2014	June 30, 2013
Raw materials	$262,580	$158,908
Work in process	1,165,060	306,678
Supplies	50,777	52,986
Finished goods	3,758,747	2,500,337
Total	$5,237,164	$3,018,909

Note 7 – Advances to suppliers

Most of the Company’s vendors require an advance to ensure timely delivery and favorable pricing.

Advances to suppliers amounted to $10,766,840 and $8,791,837 as of March 31, 2014 and June 30, 2013, respectively. For the three and nine months ended March 31, 2014 and 2013, the Company did not write off any uncollectible advances to suppliers.

Note 8 – Plant and equipment, net

Plant and equipment consisted of the following:

	March 31, 2014	June 30, 2013
Buildings and improvements	$11,099,873	$11,066,523
Mine development cost	11,726,955	11,691,720
Machinery and equipment	7,500,642	7,478,106
Other equipment	409,886	446,775
Total	30,737,356	30,683,124
Less accumulated depreciation	(16,055,655)	(15,413,358)
Total plant and equipment, net	$14,681,701	$15,269,766

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SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Depreciation expense amounted to $79,200, and $283,728 for the three months ended March 31, 2014, and 2013, respectively, and $640,309 and $938,316 for the nine months ended March 31, 2014 and 2013, respectively. No depreciation expense was incurred for mining-related assets due to the shutdown of all coal mine operations since September 2011.

Note 9 – Construction in progress (“CIP”)

CIP at March 31, 2014 and June 30, 2013 amounted to $40,346,044 and $40,224,821, respectively, and relates to the new coking plant still under construction. The plant, with an estimated construction cost of approximately $94 million or RMB 578 million originally, requires an additional $47 million or RMB 289 million to complete due to a redesign in June 2012 to expand its production capacity.

Project	Total as of March 31, 2014	Estimated cost to complete	Estimated total cost
New coking plant	$40,346,044	$100,381,703	$140,727,746

Due to a lack of funding, the Company has placed construction on hold until additional funding is secured. As such, management is unable to estimate the completion date for CIP. No depreciation is provided for CIP until such time the asset in question is completed and placed into service.

Note 10 – Prepayments

Prepayments consisted of the following:

	March 31, 2014	June 30, 2013
Land use rights	$11,383,242	$11,349,040
Construction	50,365,176	50,213,850
Total	$61,748,418	$61,562,890

Prepayments for land use rights

Prepayments for land use rights are advances made in connection with acquiring land use rights to expand the site of the Company’s new coking plant that is still under construction. The transaction is organized and guaranteed by the Bureau of Land and Resources of Baofeng County, and payments made to the former occupants of the land underlying the land use rights are not subject to refund if the transaction cannot be completed for any reason.  As of March 31, 2014 and June 30, 2013, such prepayments amounted to $11,383,242 and $11,349,040, respectively. The Company is in the process of registering the land use right certificates with the relevant authorities and expects to complete such registrations at an estimated total cost of $11,855,110 (RMB 73,050,000), concurrently with completing the construction of the new plant.

Prepayments for construction

Prepayments for construction consisted of the following:

	March 31, 2014	June 30, 2013
Baofeng new coking plant (1)	$20,536,714	$20,475,010
Hongchang new mining tunnels (2) (6)	1,298,301	1,294,400
Hongchang safety instruments (3) (6)	3,245,752	3,236,000
Xingsheng safety instruments (4) (6)	14,135,250	14,092,780
Hongchang mine consolidation (5) (6)	11,149,159	11,115,660
Total	$50,365,176	$50,213,850

(1)	At March 31, 2014, the Company made prepayments of approximately $20.5 million (RMB 126.5 million) toward construction of its new coking plant.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(2)	The Company made prepayments of approximately $1.30 million (RMB 8 million) during the year ended June 30, 2010 for constructing new mining tunnels at Hongchang coal mine.

(3)	The Company made prepayments of approximately $3.25 million (RMB 20 million) during May 2012 for upgrading the safety equipment at Hongchang coal mine.

(4)	The Company made prepayments of approximately $14.14 million (RMB 87.1 million) in August and September 2012 for upgrading the safety equipment at Xingsheng coal mine.

(5)	The Company made prepayments of approximately $11.15 million (RMB 68.7 million) during August and September 2012 for consolidating Hongchang, Shunli and Shuangrui coal mines.

(6)	As of March 31, 2014, these projects have not commenced, but the Company expects to do so after approval from the relevant authorities.

Note 11 – Intangible assets

Intangible assets consisted of the following:

	March 31, 2014	June 30, 2013
Land use rights	$2,544,199	$2,536,555
Mining rights	44,050,097	43,917,745
Total intangible assets	46,594,296	46,454,300
Accumulated amortization – land use rights	(724,390)	(669,369)
Accumulated depletion – mining rights	(13,581,668)	(13,540,860)
Total intangible assets, net	$32,288,238	$32,244,071

Amortization expense for the three months ended March 31, 2014 and 2013 amounted to $17,824, and $17,321, respectively. Amortization for the nine months ended March 31, 2014 and 2013 amounted to $53,250 and $51,832, respectively. No depletion was incurred due to the shutdown of all coal mine operations since September 2011.

Amortization expense of the land use rights for the next five years and thereafter is as follows:

Year ending June 30,	Amortization expense
2014	17,422
2015	70,672
2016	70,672
2017	70,672
2018	70,672
Thereafter	1,519,699
Total	$1,819,809

Note 12 – Long-term investments and refundable deposit

Long-term investments consisted of investments accounted for using the cost and equity methods.

In February 2011, the Company invested approximately $1.3 million (RMB 8 million) in Pingdingshan Xinhua District Rural Cooperative Bank (“Cooperative Bank”). This investment represents 2.86% interest in Cooperative Bank, and is accounted for under the cost method. No investment income was received and recognized during the three and nine months ended March 31, 2014 and 2013

In April 2011, Hongyuan CSG was established by Zhonghong (49%) and Henan Coal Seam Gas (51%) as a joint venture. The total registered capital of Hongyuan CSG is approximately $15.85 million (RMB 100 million). As of June 30, 2012, approximately $3.17 million (RMB 20 million) was funded, of which $1.6 million (RMB 9.8 million) was paid by Zhonghong. The remaining registered capital was due on April 20, 2013, of which approximately $6.2 million (RMB 39.2 million) will be paid by Zhonghong. Zhonghong’s investment in Hongyuan CSG is accounted for under the equity method since Zhonghong has significant influence but not control. As of the date of this report, Zhonghong has not contributed the remaining registered capital as Hongyuan CSG has remained inactive. Zhonghong and Henan Coal Seam Gas are in the process of negotiating with the appropriate PRC authorities to extend the due date for the outstanding registered capital.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In addition, a deposit of $4,868,628 was made on December 23, 2011 to Henan Coal Seam Gas and is refundable when the joint venture commences operation.

For the three and nine months ended March 31, 2014 and 2013, there was no equity investment income or loss.

Note 13 – Loans

Short-term loan

On September 30, 2013, Baofeng entered a short-term non-interest bearing loan agreement with an unrelated individual to borrow $163,700. The loan was fully repaid on October 14, 2013.

Long-term loan

On April 2, 2011, Hongli entered into a loan agreement with Bairui Trust pursuant to which Bairui Trust agreed to loan Hongli approximately $58.4 million (RMB 360 million) with annual interest of 6.3%, of which approximately $29.2 million (RMB 180 million) would be due on April 2, 2013, and approximately $29.2 million (RMB 180 million) on April 2, 2014. The loan was issued on April 3, 2011 and is guaranteed by Hongyuan and the Company’s CEO.

On November 30, 2011, the parties entered into a supplemental agreement pursuant to which approximately $4.88 million (RMB 30 million) with annual interest of 6.3% became due on October 2, 2012, approximately $16.23 million (RMB 100 million) with annual interest of 6.3%, became due on April 2, 2013, approximately $8.11 million (RMB 50 million) with annual interest of 6.3% became due on October 2, 2013, and approximately $29.2 million (RMB 180 million) with annual interest of 6.3% became due on April 2, 2014.

For the payment due October 2, 2012, the parties entered into a separate agreement on October 8, 2012 to extend the due date to April 2, 2013 with an annual interest rate of 8.7% starting October 3, 2012. Such payment was paid in full on December 25, 2012.

For the payment due April 2, 2013, the Company paid $3.25 million (RMB 20 million) on April 3, 2013, and entered into a separate agreement with Bairui Trust on April 23, 2013 to extend the due date for the remaining $13.01 million (RMB 80 million) as follows: (a) $3.25 million (RMB 20 million) was extended to December 2, 2013 with an annual interest rate of 6.3% starting April 23, 2013; (b) $4.88 million (RMB 30 million) was extended to January 2, 2014 with an annual interest rate of 6.3% starting April 23, 2013; and (c) $4.88 million (RMB 30 million) was extended to February 2, 2014 with an annual interest rate of 6.3% starting April 23, 2013. For the period between April 3, 2013 and April 23, 2013, Bairui Trust charged 9.45% annual interest rate on the entire $13.01 million outstanding.

On October 1, 2013, the parties executed an extension agreement, for the remaining balance of approximately $50.3 million (RMB 310 million) with 9.9% annual interest rate as follow:

Loan Amount (in USD)	Loan Amount (in RMB)	Extended Loan Repayment Date	New Interest Rate Period
$8,114,380	¥50,000,000	October 2, 2016	October 3, 2013 – October 2, 2016
3,245,752	20,000,000	December 2, 2016	December 3, 2013 – December 2, 2016
4,868,628	30,000,000	January 2, 2017	January 3, 2014 – January 2, 2017
4,868,628	30,000,000	February 2, 2017	February 3, 2014 – February 2, 2017
29,211,770	180,000,000	April 2, 2017	April 3, 2014 – April 2, 2017
$50,309,158	¥310,000,000

20

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On April 2, 2014, the Company entered into another supplement agreement with Bairui Trust which replaced the extension agreement dated October 1, 2013, as follows:

Loan Amount (in USD)	Loan Amount (in RMB)	Extended Loan Repayment Date	New Interest Rate Period
$3,245,752	¥20,000,000	April 2, 2015	December 3, 2013 – April 2,2015
4,868,628	30,000,000	April 2, 2015	January 3, 2014 – April 2,2015
4,868,628	30,000,000	April 2, 2015	February 3, 2014 – April 2,2015
8,114,380	50,000,000	January 2, 2015	October 3, 2013 –January 2,2015
29,211,770	180,000,000	October 2, 2015	April 3, 2014 – October 2, 2015
$50,309,158	¥310,000,000

According to the new supplement agreement, the annual interest rate was changed from 9.9% to 11.88% and, for the period between December 3, 2013 and April 2, 2014, Bairui Trust charged the Company an additional 7.2% annual interest rate on $12.9 million (RMB 80 million) of the outstanding $50.3 million (RMB 310 million) loan principal.

Weighted average interest rate was 7.23% and 6.42% for the nine months ended March 31, 2014 and 2013, respectively. Total interest expense on short-term and long-term loans for the nine months ended March 31, 2014 and 2013 amounted to $2,963,194 and $2,929,609, respectively. No interest was capitalized into CIP.

Note 14 – Notes payable

Notes payable represents lines of credit extended by Shanghai Pudong Development Bank (“SPDB”). When purchasing raw materials, the Company often issues short term notes payable to vendors, which are funded with draws on such lines of credit. Such notes are guaranteed by the banks for their complete face values through a letter of credit, and mature within three to six months of issuance. SPDB requires the Company to deposit 100% of the notes payable balance as a guarantee deposit, which was classified on the balance sheet as restricted cash. In addition, the Company’s CEO and Hongli guarantee each note. SPDB charges a processing fee based on 0.05% of the face value of each note.

On February 19, 2013, the Company entered into another note payable agreement with SPDB. Pursuant to the agreement, SPDB agreed to grant the Company a line of credit of $4,782,000 (RMB 30 million) maturing on August 19, 2013, to purchase raw coal. The notes under this arrangement were satisfied on August 19, 2013.

On February 21, 2013, the Company entered into another note payable agreement with SPDB. Pursuant to the agreement, SPDB agreed to grant the Company a line of credit of $4,782,000 (RMB 30 million) maturing on August 21, 2013, to purchase raw coal. The notes under this arrangement were satisfied on August 21, 2013.

Note 15 – Other payables and accrued liabilities

Other payables mainly consisted of accrued salaries, interest payable, utilities, professional services and other general and administrative expenses.

Other payables and accrued liabilities consisted of the following:

	March 31, 2014	June 30, 2013
Other payable	$362,101	$681,381
Interest payable	2,121,007	1,038,156
Accrued liabilities (1)	499,991	509,804
Total	$2,983,099	$2,229,341

(1)	$120,000 of salary payable was included in accrued liabilities during the nine months ended March 31, 2014. As of June 30, 2013, $280,000 of salary payable included in accrued liabilities was payable to the Company’s CEO.

Note 16 – Related party payables

Other payables-related parties represent advances from the Company’s CEO. Advances from the CEO amounted to $318,416 and $140,465 at March 31, 2014 and June 30, 2013, respectively. Such advances are interest free, due on demand and will be settled in cash.

21

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 17 – Acquisition payables

On August 10, 2010, Hongli acquired 60% of the equity interest of Shuangrui Coal (see Note 21). During the year ended June 30, 2012, Hongli agreed to acquire the remaining 40%. The title thereof was transferred to Hongli, and Hongli had full control of Shuangrui Coal at June 30, 2012. The purchase price thereof was tentatively set at approximately $4,544,053 (RMB 28 million), subject to certain price adjustments to be finalized at closing. The balance is due on demand. As of March 31, 2014 and June 30, 2013, acquisition payable was $4,706,341 and $4,692,200, respectively, which represented the accrued purchase price for the remaining 40% of Shuangrui Coal. Payment will be made when mine consolidation is completed.

Note 18 – Taxes

Income tax

SinoCoking is subject to the United States federal income tax provisions. Top Favour is a tax-exempt company incorporated in the British Virgin Islands.

All of the Company’s businesses are conducted by its PRC subsidiary and VIEs, namely Hongyuan, Hongli, Baofeng Coking, Hongchang Coal, Shunli Coal, Xingsheng Coal, Shuangrui Coal, Hongguang Power and Zhonghong. All of them excepting Hongchang Coal are subject to 25% enterprise income tax rate in China. Hongchang Coal has not been required to pay income tax since its operations were halted in September 2011.

The provision for income taxes consisted of the following:

	For the three months ended March 31,		For the nine months ended March 31,
	2014	2013	2014	2013
U.S. current income tax expense	$-	$-	$-	$-
BVI current income tax expense	-	-	-	-
PRC current income tax expense	445,945	404,717	1,511,634	1,436,211
Total	$445,945	$404,717	$1,511,634	$1,436,211

SinoCoking has incurred a net operating loss for income tax purposes for 2013. As of March 31, 2014, the estimated net operating loss carry forwards for U.S. income tax purposes was approximately $2,443,000, which may be available to reduce future years’ taxable income. The net operating loss carry forward will expire through 2033 if not utilized. Management believes that the realization of the benefits arising from this loss appears to be uncertain due to the Company’s limited operating history and continuing losses for U.S. income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at March 31, 2014 and June 30, 2013, respectively. Management reviews this valuation allowance periodically and makes adjustments as necessary.

The following table reconciles the valuation allowance for the three and nine months ended March 31, 2014 and 2013, which consisted of the following:

	For three months ended		For nine months ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Beginning balance	$773,000	$696,000	$715,000	$620,000
Additions	56,000	35,000	114,000	111,000
Ending balance	$829,000	$731,000	$829,000	$731,000

The Company has cumulative undistributed earnings of foreign subsidiaries of approximately $46.6 million as of March 31, 2014, which was included in consolidated retained earnings and will continue to be reinvested in its operations in China.  Accordingly, no provision has been made for U.S. deferred taxes related to future repatriation of these earnings, nor is it practicable to estimate the amount of income taxes that would have to be provided if management were to conclude that such earnings will be remitted in the future.

22

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Value added tax

The Company incurred VAT on sales and VAT on purchases in the PRC as follows:

	For three months ended March 31,		For nine months ended March 31,
	2014	2013	2014	2013
VAT on sales	$4,422,941	$3,074,980	$15,368,143	$9,687,445
VAT on purchases	$4,189,062	$2,643,026	$14,039,697	8,297,254

Sales and purchases are recorded net of VAT collected and paid, as the Company acts as an agent for the PRC government.

Taxes payable

Taxes payable consisted of the followings:

	March 31, 2014	June 30, 2013
VAT	$441,680	$404,427
Income tax	434,283	528,242
Others	173,330	200,781
Total	$1,049,293	$1,133,450

Note 19 – Capital transactions

Under the 2002 Stock Option Plan for Directors, options exercisable for 1,666 shares of the Company’s common stock at $36.00 per share were granted on October 11, 2002, and expired on October 15, 2012. Options exercisable for 3,126 shares of the Company’s common stock at $96.00 per share were granted on November 16, 2004, and will expire on November 16, 2014.

Under the 1999 Stock Option Plan, options exercisable for 6,059 shares of the Company’s common stock at $96.00 per share were granted on November 14, 2004, and will expire on November 14, 2014. Such options were fully vested before the Share Exchange on February 5, 2010. No additional options have been granted.

Options outstanding and exercisable at March 31, 2014 are as follows:

Outstanding options			Exercisable options
Number	Average remaining	Average	Number	Average remaining	Average
of options	contract life	exercise price	of options	contractual life	exercise price
9,185	0.63 years	$96.00	9,185	0.63 years	$96.00

The following is a summary of changes in options activities:

Options
Outstanding, March 31, 2013	9,185
Granted	-
Forfeited	-
Exercised	-
Outstanding, June 30, 2013	9,185
Granted	-
Forfeited	-
Exercised	-
Outstanding, March 31, 2014	9,185

Warrants

As of March 31, 2014 and June 30, 2013, warrants that were exercisable for 3,906,853 shares of the Company’s common stock were recorded as derivative instruments. The value of warrant liabilities was $9 and $21 at March 31, 2014 and June 30, 2013, respectively. The decrease in fair value of warrants was $0 and $12 for the three and nine months ended March 31, 2014, respectively, and was recorded as gain on change in fair value of warrants. The decrease in fair value of warrants was $1,150 and $715,997 and was recorded as gain on change in fair value of warrants for the three and nine months ended March 31, 2013.

23

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of changes in warrant activities:

	Existing warrants at $48.00 (1)	Investor warrants at $12.00 (2)	Callable warrants at $12.00 (3)(6)	Callable warrants at $6.00 (4)(6)	Callable warrants at $15.00 (5)(6)	Total

Outstanding, March 31, 2013	36,973	590,446	3,199,190	30,244	50,000	3,906,853
Granted	-	-	-	-	-	-
Forfeited	-	-	-	-	-	-
Exercised	-	-	-	-	-	-
Outstanding, June 30, 2013	36,973	590,446	3,199,190	30,244	50,000	3,906,853
Granted	-	-	-	-	-	-
Forfeited	-	-	-	-	-	-
Exercised	-	-	-	-	-	-
Outstanding March 31, 2014	36,973	590,446	3,199,190	30,244	50,000	3,906,853

(1)	The warrants underlying 36,973 shares are exercisable at any time until April 9, 2017, with remaining contractual term of 3.02 years as of March 31, 2014.

(2)	The warrants underlying 590,446 shares are exercisable at any time until February 5, 2015, with remaining contractual term of 0.85 years as of March 31, 2014.

(3)	The warrants underlying 3,082,027 shares and 117,163 shares are exercisable at any time until March 11, 2015 and March 18, 2015, respectively, with remaining contractual term of 0.94 and 0.96 years as of March 31, 2014, respectively.

(4)	The warrants underlying 30,244 shares are exercisable until March 11, 2015, with remaining contractual term of 0.94 years as of March 31, 2014.

(5)	The warrants underlying 50,000 shares are exercisable until July 1, 2015, with remaining contractual terms of 1.25 years as of March 31, 2014.

(6)	The callable warrants are exercisable for a period of five years from the date of issuance, and are callable at the Company’s election six months after the date of issuance if the Company’s common stock trades at a price equal to at least 150% of the exercise price with an average trading volume of at least 150,000 shares of common stock (as adjusted for any stock splits, stock dividends, combination and the like) per trading date for at least 10 consecutive trading days, and the underlying shares of common stock are registered.

Note 20 – Earnings per share

The following is a reconciliation of the basic and diluted earnings (loss) per share computation:

	For three months ended March 31		For nine months ended March 31
	2014	2013	2014	2013
Net income for earnings per share	$740,191	$504,780	$1,835,291	$1,996,418
Weight average shares used in basic and diluted computation	21,121,372	21,121,372	21,121,372	21,121,372
Earnings per share – basic and diluted	$0.04	$0.02	$0.09	$0.09

24

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company had warrants and options exercisable for 3,916,038 shares of common stock in the aggregate at March 31, 2014 and June 30, 2013, respectively. For the three and nine months ended March 31, 2014 and 2013, all outstanding options and warrants were excluded from the diluted earnings per share calculation since they were anti-dilutive.

Note 21- Coal mine acquisitions

On May 20, 2011, the Company acquired 60% of the equity interests of Shuangrui Coal and Xingsheng Coal, and 100% of the equity interests of Shunli Coal.

In August and September 2011, the Company entered into supplemental agreements with the sellers of these three companies (collectively the “Supplement Agreements”) to memorialize certain agreed terms that were not reflected in the original purchase agreements. Specifically, all assets and liabilities of each company on or before the closing of the Company’s acquisition, other than such company’s mining rights, would be disposed of and assumed by the sellers as soon as practicable. At June 30, 2011, the Company’s acquisition of these three companies included only their mining rights, as all other assets and liabilities were being disposed of by the sellers, and none of the three companies was operational. Therefore, the operating results of these three companies (other than with respect to their mining rights) from May 20, 2011 through March 31, 2014, which were mainly from disposing assets and liabilities (other than their mining rights), are not included in the accompanying unaudited condensed consolidated financial statements.

Although the Company has acquired the equity interests of these three entities, the parties’ intention, as memorialized in the Supplemental Agreements, is for the Company to acquire only their mining rights while all other assets and liabilities remain with the sellers. Thus, the respective purchase prices have been allocated solely to the mining rights.

Acquisition of Shuangrui Coal

On August 10, 2010, Hongli entered into an equity purchase agreement to acquire 60% of Shuangrui Coal, which operates Shuangrui coal mine, for a consideration of approximately $6.4 million (RMB 42 million), payable in cash. Transfer of such equity interests to Hongli, and registration of such transfer with the appropriate PRC authorities, were completed on May 20, 2011. As memorialized in the Supplement Agreement with the sellers, all assets and liabilities of Shuangrui Coal at the time of Hongli’s acquisition, other than its mining rights, are to be disposed of and/or assumed by the sellers. As such, Hongli’s acquisition consideration is equivalent to the purchase price for 60% ownership of Shuangrui’s mining rights. As of March 31, 2013, approximately $6.5 million (RMB 41 million) was paid. During the year ended June 30, 2012, Hongli acquired the remaining 40% and then transferred 100% of its ownership to Hongchang. As a result, the Company accrued $4,463,200 (RMB 28 million) payable to Shuangrui Coal’s sellers (see Note 17).

Acquisition of Xingsheng Coal

On August 10, 2010, Hongli entered into an equity purchase agreement to acquire 60% of Xingsheng Coal, which operates the Xingsheng Mine, for a consideration of approximately $6.7 million (RMB 42 million), payable in cash. Transfer of such equity interests to Hongli, and registration of such transfer with the appropriate PRC authorities, were completed on May 20, 2011. As memorialized in the Supplement Agreement with the sellers, all assets and liabilities of Xingsheng Coal at the time of Hongli’s acquisition, other than its mining rights, are to be disposed of and/or assumed by the sellers. As such, Hongli’s acquisition consideration is equivalent to the purchase price for 60% ownership of Xingsheng’s mining rights. The purchase price was paid in full in June 2011.

Acquisition of Shunli Coal

On May 19, 2011, Hongchang Coal entered into an equity purchase agreement to acquire 100% of Shunli Coal, which operates the Shunli Mine, for a consideration of approximately $6.7 million (RMB 42 million), payable in cash. Transfer of such equity interests to Hongchang, and registration of such transfer with the appropriate PRC authorities, were completed on May 20, 2011. As memorialized in the Supplement Agreement with the sellers, all assets and liabilities of Shunli Coal at the time of Hongli’s acquisition, other than its mining rights, were to be disposed of and/or are assumed by the sellers. As such, Hongli’s acquisition consideration is equivalent to the purchase price for 100% ownership of Shunli’s mining rights. The purchase price was paid in full in June 2011. On July 2, 3012, Shunli Coal and Hongchang Coal entered into an agreement to transfer all of Shunli Coal’s mining rights to Hongchang Coal, in connection with the Company’s plans to consolidate mining areas under Hongchang Coal for future production. On July 4, 2012, Shunli Coal was dissolved.

25

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Since the initial accounting for these acquisitions were for the mining rights only, the entire purchase price was allocated to the mining rights. The mining rights acquired are not being amortized because the businesses have not commenced any operations since their acquisitions.

Note 22 – Commitments and contingencies

Lease agreement

On April 12, 2013, the Company signed a lease agreement with Pingdingshan Hongfeng Coal Processing and Coking, Ltd., (“Hongfeng Coal”). Per the agreement, the Company may utilize Hongfeng Coal’s coke production facility, which has an annual capacity of 200,000 metric tons, for a period of one year. In exchange, the Company agreed to pay Hongfeng Coal $9.60 (RMB 60) per metric ton of coke produced from the leased facility. The lease was renewed on April 8, 2014, for one year.

Purchase commitment

The Company entered into several contracts with contractors and suppliers for the following projects:

	Aggregate contract amount	Payments made	Purchase commitment
Baofeng new coking plant	$65,346,100	$59,599,865	$5,746,235
Hongchang new mining tunnels	1,557,961	1,298,301	259,660
Hongchang safety instruments	16,232,120	3,245,752	12,986,368
Xingsheng safety instruments	19,657,898	14,135,250	5,522,648
Hongchang mine consolidation	32,864,863	11,149,159	21,715,704
Total	$135,658,942	$89,428,327	$46,230,615

The Company has entered into annual coal purchase agreements with deliveries based on the Company’s quarterly demand. For the calendar year ending December 31, 2014, such agreements amount to approximately $162.9 million (RMB 1,001.4 million) in the aggregate.

Note 23 – Statutory reserves

Applicable PRC laws and regulations require that before a foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserves. The statutory reserves include the statutory surplus reserve fund and the enterprise expansion fund.

Each of the Company’s subsidiary and VIEs in the PRC is required to transfer 10% of its net income, as determined in accordance with the PRC Company Law, to a statutory surplus reserve fund until such reserve balance reaches 50% of each such entity’s registered capital. The transfer must be made before distribution of any dividends to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholdings or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

The enterprise fund may be used to acquire plant and equipment or to increase the working capital to expend on production and operation of the business. No minimum contribution is required

As of March 31, 2014, the statutory surplus reserves of Hongchang Coal and Hongli had reached 50% of each entity’s registered capital. Hongguang Power, Shuangrui Coal, Xingsheng Coal and Shunli Coal did not make any contribution to the statutory reserve due to their respective operating loss. Zhonghong and Hongrun did not make any contribution as neither entity had operations.

Hongchang Coal is required by the PRC government to reserve safety and maintenance expense to the cost of production based on the actual quantity of coal exploited. The amount of reserves is determined within the unit price range provided by Ministry of Finance of PRC. Currently, Hongchang Coal reserves at RMB 6 per metric ton for safety expense and RMB 8.5 per metric ton for maintenance expense. Shuangrui Coal, Xingsheng Coal and Shunli Coal had no such reserve as of March 31, 2014.

26

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The component of statutory reserves and the future contributions required pursuant to PRC Company Law are as follows:

	March 31, 2014	June 30, 2013	50% of registered capital	Future contributions required as of March 31, 2014

Hongli	$2,067,215	$2,067,215	$2,064,905	$-
Hongguang Power	-	-	1,514,590	1,514,590
Hongchang Coal	218,361	218,361	218,361	-
Shuangrui Coal	-	-	310,105	310,105
Xingsheng Coal	-	-	279,682	279,682
Hongrun	-	-	2,310,000	2,310,000
Hongyuan	-	-	1,500,000	1,500,000
Zhonghong	-	-	1,521,990	1,521,990
Statutory surplus reserve	2,285,576	2,285,576	9,719,633	7,436,367
Mine reproduction reserve	1,404,365	1,404,365	-	-
Total	$3,689,941	$3,689,941	$9,719,633	$7,436,367

Note 24 – Revenues by products

The Company considers itself, including its coal mining and coking operations and the sales of its coal and coke products, to be operating within one reportable segment. All of the Company’s products are sold within the PRC.  Major products and respective for the three and nine months ended March 31, 2014 and 2013 are summarized as follows:

	For the three months ended		For the nine months ended
	March 31,		March 31,
	‘2014	’2013	‘2014	’2013
Coke	$9,400,942	$8,083,768	$31,832,054	$27,714,728
Coal tar	711,750	349,546	2,122,665	1,087,540
Raw coal	-	652,957	-	2,886,244
Mid-coal	442,800	-	1,270,161	-
Washed coal	41,066	4,817,680	4,206,836	21,016,275
Coke power	35,075	-	1,184,075	-
Coal slurries	141,356	-	502,164	-
Crude benzol	220,893	-	560,150	-
Total	$10,993,882	$13,903,951	$41,678,105	$52,704,787

Note 25 – Subsequent event

On April 2, 2014, the Company entered into another supplement agreement with Bairui Trust which replaced the extension agreement dated October 1, 2013 (see Note 13).

27

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of our operations and financial condition for the three and nine months ended March 31, 2014 and 2013, should be read in conjunction with our financial statements and the notes thereto that are included elsewhere in this report. All monetary figures are presented in U.S. dollars, unless otherwise indicated.

Overview

We are a vertically-integrated coal and coke producer based in Henan Province, People’s Republic of China (“China” or “PRC”). We use coal that we extract and buy to produce basic and value-added coal products including raw (unprocessed) coal, washed coal, medium coal and coal slurries (by-products of the coal-washing process), and coke products including chemical and metallurgical coke and coal tar (a by-product of the coke manufacturing process).

Our business operations are conducted through Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. (“Hongli”), a PRC company that we control by a series of contractual arrangements between Hongli and Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. (“Hongyuan”). Hongyuan is a PRC company wholly-owned by Top Favour Limited, a British Virgin Island company and our wholly-owned subsidiary.

As of March 31, 2014, our coke related activities were carried out by Hongli’s branch operation, Baofeng Coking Factory (“Baofeng Coking”), coal related activities by three of Hongli’s subsidiaries, namely Baofeng Hongchang Coal Co., Ltd. (“Hongchang Coal”), Baofeng Shuangrui Coal Mining Co., Ltd. (“Shuangrui Coal”) and Baofeng Xingsheng Coal Mining Co., Ltd. (“Xingsheng Coal”), and electricity generation by another Hongli subsidiary, Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd. (“Hongguang Power”). Baofeng Shunli Coal Mining Co., Ltd. (“Shunli Coal”), the operator of Shunli coal mine and which we acquired in May 2011, was dissolved in July 2012, and we are in the process of transferring its mining rights and other assets to, and consolidating them, under Hongchang Coal.

The coal-related activities for the periods discussed below are those of Hongchang Coal only, although its mining operations were halted in September 2011. Our other coal mine companies have halted operations since the provincial-wide mining moratorium was imposed in June 2010. As of the date of this report, we do not know when the mining moratorium will be lifted, or when we can resume our mining operations, if at all.

We intend to transfer all coal related activities to the joint-venture established with Henan Province Coal Seam Gas Development and Utilization Co., Ltd. (“Henan Coal Seam Gas”), a state-owned enterprise and qualified provincial-level coal mine consolidator. The joint-venture, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd. (“Hongyuan CSG”), has been established, although our planned transfer of coal related activities to Hongyuan CSG has not been carried out as of the date of this report.

Our interests in Hongyuan CSG are held by Henan Zhonghong Energy Investment Co., Ltd. (“Zhonghong”), a company established in December 2010 and which equity interests are presently held on Hongli’s behalf and for its benefits by three nominees pursuant to share entrustment agreements.

In April 2013, we began leasing a coking facility from Pingdingshan Hongfeng Coal Processing and Coking, Ltd. for one year. The leased facility (the “Hongfeng plant”) has an annual capacity of 200,000 metric tons and is approximately 3 miles from our existing plant. Production began at the Hongfeng plant in August 2013, and we believe that the skills we gain from operating its coke ovens will be invaluable for operating our 900,000 metric ton facility still under construction (the “new plant”). On April 8, 2014, we renewed the lease for another year.

On December 9, 2013, we entered into a tripartite agreement with Fangda Special Steel Technology Co., Ltd. (“Fangda Steel”), China’s largest automobile spring steel producer, and Henan Shenhuo Group (“Shenhuo Group”), one of the six largest state-owned coal enterprises in Henan Province (the “tripartite agreement”). Pursuant to the tripartite agreement, we supply 6,000 metric tons of grade II coke and 3,000 metric tons of clean coke to Fangda Steel each month. As of the date of this report, we have received 23,000 metric tons of coal from Shenhuo Group while delivering 36,000 metric tons of grade II coke to Fangda Steel. Management currently estimates that we will require an additional 367,000 metric tons of washed coal in order to hit our targeted amount of grade II coke available for delivery by the end of fiscal year 2014.

In December 2013, we entered into an agreement with Jiyuan Tianlong Coking Co., Ltd. (“Jiyuan Tianlong”), an unrelated third party coke producer in Jiyuan City, Henan, to manage its equipment as it lacks access to suppliers and customers. During the term of the agreement, we would receive an annual management fee as well as all operating income, but would also be liable for any resulting loss. We began utilizing the equipment for our operations in January 2014, but terminated the agreement at the end of that month due to insufficient technical personnel to operate the equipment.

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Results of Operations

Three and nine months ended March 31, 2014, as compared to three and nine months ended March 31, 2013

Overall, results of operations for the three and nine months ended March 31, 2014 largely impacted by the decreased sales of coal products.

On a macro level, management has observed the following trends which may have a direct impact on our operations in the near future: (1) there remains a glut of steam coal (used primarily by power plants) which continues to depress steam coal prices, impacting the overall Chinese coal market; and (2) the Chinese coke market continues to struggle with a limited demand from crude steel factories, while demand for high grade coke remains strong from specialized steel manufacturers.

Revenue

For the three months ended March 31, 2014, revenue decreased by $2,910,069 or 20.93% as compared to the same period last year, mainly from significant decrease in sales of coal products. Revenue and quantity sold by product type for the 2014 and 2013 periods are as follows:

	Revenues
	Coke products	Coal products	Total
Revenue
Three months ended March 31, 2013	$8,433,314	$5,470,637	$13,903,951
Three months ended March 31, 2014	10,368,661	625,221	10,993,882
Increase (decrease) in $	$1,935,347	$(4,845,416)	$(2,910,069)
Increase (decrease) in %	22.95%	(88.57)%	(20.93)%

Quantity sold (metric tons)
Three months ended March 31, 2013	39,577	38,576	78,153
Three months ended March 31, 2014	49,411	13,263	62,674
Increase (decrease) in metric tons	9,834	(25,313)	(15,479)
Increase (decrease) in %	24.85%	(65.62)%	(19.81)%

94.31% of our three-month revenue came from coke products and 5.69% from coal products, as compared to 60.65% from coke products and 39.35% from coal products for the same period last year.

For the nine months ended March 31, 2014, revenue decreased by $11,026,682 or 20.92% to $41,678,105 as compared to the same period of last year, likewise from decreased sales of coal products. Revenue and quantity sold by product type for the 2013 and 2014 periods as follows:

	Revenues
	Coke products	Coal products	Total
Revenue
Nine months ended March 31, 2013	$28,802,268	$23,902,519	$52,704,787
Nine months ended March 31, 2014	35,698,944	5,979,161	41,678,105
Increase (decrease) in $	$6,896,676	$(17,923,358)	$(11,026,682)
Increase (decrease) in %	23.94%	(74.99)%	(20.92)%

Quantity sold (metric tons)
Nine months ended March 31, 2013	146,713	159,291	306,004
Nine months ended March 31, 2014	168,175	64,162	232,337
Increase (decrease) in metric tons	21,462	(95,129)	(73,667)
Increase (decrease) in %	14.63%	(59.72)%	(24.07)%

85.65% of our nine-month revenue came from coke products and 14.35% from coal products, as compared to 54.65% from coke products and 45.35% from coal products for the same period of last year. The shifting percentages for both the three and nine-month periods reflect continuing efforts to adapt our operating strategy to market conditions. As coal demand remains weak due to oversupply of crude steel, we continue to curtail raw coal and washed coal trading activities to focus instead on sales of coke products such as under the tripartite agreement.

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Coke products include finished coke (a key raw material for producing steel), coke powder (a smaller-grained coke that can be produced along with coke and used by non-ferrous metallurgical industry) and coal tar (a byproduct of the coke manufacturing process). Coal products include unprocessed metallurgical coal, processed or washed coal, and medium or mid-coal and coal slurries, which are by-products of the coal washing process and used primarily to generate electricity and for heating. As used in this discussion and analysis, “coke” includes both coke and coke powder, and “raw coal” includes both thermal and metallurgical coal that is unwashed and relatively unprocessed, as well as mid-coal and coal slurries.

Average selling price per metric ton for our principal coke products are as follows for the periods indicated:

Average Selling Price of Coke Products

	Coke	Coal tar	Crude benzene		Coke powder
Three months ended March 31, 2013	$212	$258	$	N/A	$	N/A
Three months ended March 31, 2014	198	320		1,045		138
Increase (decrease) in $	$(14)	$62.5		$1,045		$138
Increase (decrease) in %	(6.60)%	24.03%		N/A		N/A

Nine months ended March 31, 2013	$195	$257		$738		$164
Nine months ended March 31, 2014	207	319		837		165
Increase in $	$12	$62		$99		$1
Increase in %	6.15%	24.12%		13.41%		0.61%

Average selling price per metric ton for our principal coal products are as follows for the periods indicated:

Average Selling Price of Coal Products

	Raw coal	Thermal coal		Coal slurries		Washed coal
Three months ended March 31, 2013	$58	$	N/A	$	N/A	$176
Three months ended March 31, 2014	N/A		49		33	N/A
Increase (decrease) in $	$(58)		$49		$33	$(176)
Increase (decrease) in %	N/A		N/A		N/A	N/A

Nine months ended March 31, 2013	$64		$49		$42	$184
Nine months ended March 31, 2014	N/A		49		39	167
Increase (decrease) in $	$(64)		$0		$(3)	$(17)
Increase (decrease) in %	(100)%		0%		(6.8)%	(9.24)%

Generally, our selling prices are driven by a number of factors, including the particular composition and quality of the coal or coke we sell, their prevailing market prices locally and throughout China, timing of sales, delivery terms, and our relationships with our customers and negotiations of their purchase orders.

The average price of coke was calculated based on the weighted average price of coke and coke powder. The average price of raw coal was calculated based on the weighted average price of unprocessed coal, coal byproducts and mixed thermal coal. We note that the average selling prices for coal products are also influenced by changes in the coal mixtures (with different grades and heat content) that we sell to our customers.

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Revenue and quantity sold of each coke product for the three months ended March 31, 2013 and 2014 are as follows:

	Coke	Coke powder	Coal tar	Crude benzene	Total

Revenue
Three months ended March 31, 2013	$8,083,768	$-	$349,546	$-	$8,433,314
Three months ended March 31, 2014	9,400,942	35,075	711,750	220,893	10,368,660
Increase in $	$1,317,174	$35,075	$362,204	$220,893	$1,935,346
Increase in %	16.29%	100.00%	103.62%	100.00%	22.95%

Quantity sold (metric tons)
Three months ended March 31, 2013	38,220	-	1,357	-	39,577
Three months ended March 31, 2014	46,800	1,184,075	2,196	210	49,411
Increase in metric tons	8,580	1,184,075	839	210	9,834
Increase in %	22.45%	100.00%	61.83%	100.00%	24.85%

Revenue and quantity sold of each coke product for the nine months ended March 31, 2013 and 2014 are as follows:

	Coke	Coke powder	Coal tar	Crude benzene	Total

Revenue
Nine months ended March 31, 2013	$26,226,47	$1,149,000	$1,087,540	$339,257	$28,802,268
Nine months ended March 31, 2014	31,832,054	1,184,075	2,122,665	560,151	35,698,945
Increase in $	$5,605,583	$35,075	$1,035,125	$220,894	$6,896,677
Increase in %	21.37%	3.05%	95.18%	65.11%	23.94%

Quantity sold (metric tons)
Nine months ended March 31, 2013	135,030	6,992	4,231	460	146,713
Nine months ended March 31, 2014	153,664	7,198	6,645	669	168,176
Increase in metric tons	18,634	206	2,414	209	21,463
Increase in %	13.8%	2.94%	57.06%	45.5%	14.63%

Higher coke revenue period-over-period for the three and nine-month periods resulted from sales to specialized steel producers such as Fangda Steel, while favorable market and pricing conditions contributed to higher coal tar and crude benzene revenues.

Revenue and quantity sold of each coal product for the Three months ended March 31, 2013 and 2014 are as follows:

	Raw coal	Thermal Coal	Coal slurries	Washed coal	Total

Revenue
Three months ended March 31, 2013	$652,957	$-	$-	$4,817,680	$5,470,637
Three months ended March 31, 2014	-	438,068	139,293	-	577,361
Increase (decrease) in $	$(652,957)	$438,068	$139,293	$(4,817,680)	$(4,893,276)
Increase (decrease) in %	(100)%	N/A	N/A	(100.00)%	(89.45)%

Quantity sold (metric tons)
Three months ended March 31, 2013	11,281	-	-	27,295	38,576
Three months ended March 31, 2014	-	8,982	4,282	-	13,264
Increase (decrease) in metric tons	(11,281)	8,982	4,282	(27,295)	(25,312)
Increase (decrease) in %	(100)%	N/A	N/A	(100.00)%	(65.62)%

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Revenue and quantity sold of each coal product for the nine months ended March 31, 2013 and 2014 are as follows:

	Raw coal	Thermal Coal	Coal slurries	Washed coal	Total

Revenue
Nine months ended March 31, 2013	$2,886,244	$827,361	$360,808	$21,016,275	$23,902,519
Nine months ended March 31, 2014	-	1,270,161	502,164	4,206,836	5,979,161
Increase (decrease) in $	$(2,886,244)	$442,800	$141,356	$(2,886,244)	$(2,886,244)
Increase (decrease) in %	(100.00)%	53.52%	39.18%	(13.73)%	(12.08)%

Quantity sold (metric tons)
Nine months ended March 31, 2013	44,858	17,061	8,680	114,433	159,291
Nine months ended March 31, 2014	-	26,043	12,962	25,158	64,163
Increase (decrease) in metric tons	(44,858)	8,982	4,282	(89,275)	(95,128)
Increase (decrease) in %	(100.00)%	52.64%	49.33%	(78.02)%	(59.72)%

Lower revenues attributable to raw coal and washed coal period-over-period for both the three and nine-month periods reflected our shifting operational strategy in light of a continuing weak coal market. There were opportunities, however, to sell thermal coal and coal slurries, which we took advantage of in order to generate income and control inventory.

Cost of Revenue

Cost of revenue decreased by 27.68% for the three months ended March 31, 2014, from $11,815,066 to $8,545,142, and decreased by 25.55% from 45,770,689 to $34,076,508 for nine month ended March 31, 2014. The decrease for both the three and nine-month periods resulted from decreased coal product sales and decreased purchasing costs of coal, offset by increased coke product sales.

Gross Profit

Gross profit and gross profit margin for both the three and nine months ended March 31, 2014 improved from the same periods a year ago from sales of higher margin products such as crude benzene and coal tar.

Gross profit for the three months ended March 31, 2014 was $2,448,740, an increase of $359,855 or 17.23%, from $2,088,885 for the same period last year, and gross profit margin increased by approximately 15.02% to 22.55%.

Gross profit for the nine months ended March 31, 2014 was $7,601,597, an increase of $667,499 or 9.63%, from $6,934,098 for the same period last year, and gross profit margin increased by approximately 13.16% to 18.3%.

Operating Expenses

Operating expenses, which consist of selling expenses and general and administrative (“G&A”) expenses, was $421,195 for the three months ended March 31, 2014, a decrease of $148,878 or 26.12% as compared to the same period last year. This was largely due to a decrease in G&A expenses, which decreased by $154,957 or 35.73%, to $342,598 from cost cutting measures which have reduced our consulting and public relationship fees as well as our payroll. Selling expenses, on the other hand, increased by $41,579 or 112.32% to $78,597 in connection with the tripartite agreement.

Operating expenses was $1,539,776 for the nine months ended March 31, 2014, a decrease of $324,227 or 17.39% as compared to the same period last year, mainly from reducing our G&A expenses, which decreased by $319,803 or 18.37%, to $1,421,425. Selling expenses only decreased slightly by $4,424 or 3.6%, to $118,351. On the other hand, we incurred bad debt expense of $89,298 for the nine month ended March 31, 2014 from forfeiting our lease deposit for an office in Beijing, which we did not have for the nine month ended March 31, 2013.

Other Income and Expense

Other income and expense includes financing income and expense (which consist of the net of interest and other financing expenses and income), income and expense not related to our principal operations, and change in fair value of warrants.

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For the three months ended March 31, 2014, we had net other expense of $841,409 from the following:

(1)	interest income from bank and loans to unrelated third parties of $58,895;

(2)	interest expense of $872,615 from our loans with Bairui Trust Co., Ltd. (“Bairui Trust”);

(3)	banking expense of $27,689; and

(4)	gain of $12 in the fair value of warrants.

For the three months ended March 31, 2013, we had net other expenses of $609,315 from the following:

(1)	interest income of $174,788 from an $8.0 million loan to an unrelated third party;

(2)	interest expense of $819,489 from our loans with Bairui Trust, and $91,055 from our lines of credit with Shanghai Pudong Development Bank (“SPDB”);

(3)	financing expense of $94,547 from the discounting of unmatured bank notes from our customers;

(4)	dividend income of $219,838 from our investment in Pingdingshan Xinhua District Rural Cooperative Bank (the “Cooperative Bank”); and

(5)	gain of $1,150 in the fair value of warrants.

In addition, we did not capitalize any interest expense for construction in progress since construction at the new plant was halted during the period.

For the nine months ended March 31, 2014, we had net other income of $2,714,896 from the following:

(1)	interest income from bank and loans to unrelated third parties of 426,235;

(2)	interest expense of $2,963,194 to Bairui Trust; and

(3)	banking expense $177,949.

For the nine months ended March 31, 2013, we had net other expenses of $1,637,466 from the following:

(1)	interest income of $605,889 from an $8.0 million loan to an unrelated third party;

(2)	interest expense of $2,636,648 from our loans with Bairui Trust, and $292,961 from our lines of credit with SPDB;

(3)	finance expense of $257,914 from the discounting of unmatured bank notes from our customers;

(4)	other income of $228,171, including approximately $220,000 in dividend income, from our investment in the Cooperative Bank; and

(5)	gain of $715,997in the fair value of warrants.

In addition, we did not capitalize any interest expense for construction in progress since construction at the new plant was halted during the period.

Provision for Income Taxes

Provision for income taxes for the three months ended March 31, 2014 increased by $41,228 to $445,945, due primarily to higher taxable income from Hongli’s operations.

Similarly, provision for income taxes for the nine months ended March 31, 2014 increased by $75,423 to $1,511,634.

Net Income

Net income for the three months ended March 31, 2014, including change in fair value of warrants, was $740,191, as compared to $504,780 for the same period last year.

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Net income for the nine months ended March 31, 2014, including change in fair value of warrants, was $1,835,291, as compared to $1,996,418for the same period last year.

Liquidity and Capital Resources

As of March 31, 2014, our cash balance was $204,341, which was not sufficient for future operations. Our financial statements have accordingly been prepared in accordance with U.S. GAAP on a going concern basis.  The going-concern basis assumes that assets are realized and liabilities are extinguished in the ordinary course of business at amounts disclosed in the financial statements. Our ability to continue as a going concern depends upon the liquidation of our current assets. In addition to our low cash position at March 31, 2014, we were slow in collecting our loans receivable and granted an extension as to their repayments as well as the related interest receivable. We also did not make a quarterly interest payment of approximately $2.12 million originally due on March 31, 2014 (now extended to February 28, 2015) to Bairui Trust in connection with our long term loan. Our monthly interest expense to Bairui Trust loan is $493,512, and the amount now due is approximately $2.92 million.

To improve our financial position, we are seeking support from our banks to finance the construction of the new plant, as we believe that the higher margin coke products it is designed to produce are necessary in light of market conditions and will be crucial for the future of our business. We may also be able to obtain lines of credit by pledging our mining rights as collateral once the mine consolidation schedule can be finalized. In addition, we are looking to improve collection from existing customers while seeking other opportunities such as the tripartite agreement to improve operating cash flow. In the meantime, we are continuing our efforts to increase sales of higher profit margin coke products. Management believes that if successfully executed, the foregoing actions would enable us to continue as a going concern.

As discussed in Note 1 to the financial statements included in our Form 10-K for the fiscal year ended June 30, 2013, we also reported liquidity and going concern issues as of June 30, 2013.

In summary, our cash flows are as follows:

	Nine months ended March 31,
	2014	2013
Net cash provided by (used in) operating activities	$(751,873)	$5,250,949
Net cash used in investing activities	-	(8,655,078)
Net cash provided by financing activities	176,962	3,183,522

Net Cash Provided by (Used in) Operating Activities

Net operating outflows for the nine months ended March 31, 2014 mainly resulted from a combination of the following factors: (1) approximately $1.41 million in increased other receivables comprising mainly of interest receivable from Capital Paradise Limited; (2) approximately $2.22 million in increased coke inventory largely in connection with our obligations under the tripartite agreement; and (3) approximately $1.96 million in increased prepayment for raw coal in connection to our obligations under the tripartite agreement. These factors were offset by (1) $0.8 million in non-cash expenses; (2) 1.67 million in increased accounts payable relating to our obligations under the tripartite agreement; and (3) 0.75 million in increased other payable and accrued liabilities mainly from interest payable to Bairui Trust.

Net operating inflow for the nine months ended March 31, 2013, was $5,250,949, excluding non-cash adjustments, resulting from: (1) approximately $3.7 million in decreased account receivables due to better customer credit control; (2) approximately $2.7 million in decreased supplier advances as a result of our inventory control; (3) $0.6 million in decreased prepayments due to inventory received within this quarter; and (4) $0.4 million in increased other payables and accrued liabilities. Such inflow was offset by: (1) $2.7 million increase in other receivables mainly due to a $3.2 million deposit to bid for a financial instrument from Pingdingshan Rural Credit Cooperative Union at an auction; (2) $0.4 million in increased note receivables; and (3) $0.4 million in decreased tax payables.

Net Cash Used in Investing Activities

For the nine months ended March 31, 2014, we had no cash transactions in investing activities.

During the nine months ended March 31, 2013, we loaned $9.5 million to an unrelated party, which was repaid in full in April 8, 2013. We also loaned $0.35 million to another unrelated party, and received repayment of $1.2 million in loan principal from this same party.

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Net Cash Provided by Financing Activities

For the nine months ended March 31, 2014, net cash provided by financing activities resulted from a combination of the following factors: (1) SPDB removed restriction on approximately $9.8 million on deposit due to the maturity of related notes payables; (2) we repaid approximately $9.8 million of such notes payable; and (3) we obtained a short-term loan from an unrelated party of $162,700 on October 1, 2013, which was repaid on October 14, 2013.

For the nine months ended March 31, 2013, we increased our restricted cash deposit with SPDB by $6.3 million in order to obtain more bank notes from the bank, settled $9.5 million of matured note payables with SPDB, and paid $4.8 million due December 25, 2012, to Bairui Trust. In February 2013, we obtained $9.5 million in bank notes, as well as $9.5 million in cash, from SPDB in order to increase our working capital.

Capital Resources

Funding for our business activities has historically been provided by cash flow from operations, short-term bank loan financing, and loans from our CEO.

We also have arrangements with certain banks pursuant to which we are able to issue short-term notes to pay our vendors, secured against our deposits with the banks of 50% or 100% of the face value of the notes as well as guarantees from our CEO, Hongli and/or an unrelated third party. We currently have such arrangements with SPDB. Under our arrangements with SPDB, we are subject to a diligence review for each note issued, and SPDB charges us a processing fee based on 0.05% of the face value of each note.

On April 2, 2011, Hongli entered into a loan agreement with Bairui Trust, pursuant to which Bairui Trust agreed to loan Hongli RMB360 million (approximately $57.06 million), of which RMB 180 million was due on April 2, 2013, and RMB 180 million on April 2, 2014, with annual interest rate of 6.3%. Bairui Trust made the loan to Hongli on April 3, 2011. On November 30, 2011, Hongli entered into a supplemental agreement with Bairui Trust to amend the terms such that RMB 30 million (approximately $4.8 million) became due on October 2, 2012, RMB 100 million (approximately $15.8 million) on April 2, 2013, RMB 50 million (approximately $7.9 million) on October 2, 2013, and RMB 180 million (approximately $28.5 million) on April 2, 2014. We made the October 2, 2012 payment on December 25, 2012, including outstanding interest charge for late payment. We repaid $3.2 million (RMB 20 million) on April 3, 2013, and entered into another supplemental agreement with Bairui Trust on April 23, 2013 to extend the due date for the remaining $12.7 million (RMB 80 million). Of such remaining principal, the due date for $3.2 million (RMB 20 million) was extended to December 2, 2013 with an annual interest rate of 6.3% starting from April 23, 2013. The due date for $4.8 million (RMB 30 million) was extended to January 2, 2014 with an annual interest rate of 6.3% starting from April 23, 2013. The due date for $4.8 million (RMB 30 million) was extended to February 2, 2014 with an annual interest rate of 6.3% starting from April 23, 2013. Between April 3, 2013 and April 23, 2013, Bairui Trust charged 9.45% annual interest rate on the entire $12.7 million outstanding.

On October 1, 2013, the parties executed an extension agreement, for the remaining balance of approximately $50.7 million (RMB 310million) with 9.9% interest rate as follows:

Loan Amount (in USD)	Loan Amount (in RMB)	Extended Loan Repayment Date	New Interest Rate Period
$8,185,000	¥50,000,000	October 2, 2016	October 3, 2013 – October 2, 2016
3,274,000	20,000,000	December 2, 2016	December 3, 2013 – December 2, 2016
4,911,000	30,000,000	January 2, 2017	January 3, 2014 – January 2, 2017
4,911,000	30,000,000	February 2, 2017	February 3, 2014 – February 2, 2017
29,466,000	180,000,000	April 2, 2017	April 3, 2014 – April 2, 2017
$50,747,000	¥310,000,000

On April 2, 2014, the parties entered into another supplement agreement which replaced the extension agreement dated October 1, 2013, as follows:

Loan Amount (in USD)	Loan Amount (in RMB)	Extended Loan Repayment Date	New Interest Rate Period
$3,245,752	¥20,000,000	April 2, 2015	December 3, 2013 – April 2,2015
4,868,628	30,000,000	April 2, 2015	January 3, 2014 – April 2,2015
4,868,628	30,000,000	April 2, 2015	February 3, 2014 – April 2,2015
8,114,380	50,000,000	January 2, 2015	October 3, 2013 –January 2,2015
29,211,770	180,000,000	October 2, 2015	April 3, 2014 – October 2, 2015
$50,309,158	¥310,000,000

According to the new supplement agreement, the annual interest rate was changed from 9.9% to 11.88% and, for the period between December 3, 2013 and April 2, 2014, Bairui Trust charged an additional 7.2% annual interest rate on $12.9 million (RMB 80 million) of the outstanding $50.3 million (RMB 310 million) loan principal.

Our business plan involves growing our business through the following:

•	Expand production capability of higher margin coke products such as crude benzene and other derivative byproducts in order to hedge against the unfavorable market conditions for coal and coke that we are facing.

•	Look for opportunities to build long-term relationship with quality coal producers to ensure our supply. To that end, Shenhuo Group is already supplying us under the tripartite agreement. Under such arrangement, we do not need to make any prepayments or purchase inventory until all coke products ordered by Fangda Steel are delivered, and our receivables from Fangda Steel are settled. As such, we can increase coke sales without significant demand on working capital.

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The following is expected to require capital resources:

•	New Coking Facility. We are seeking the support from our banks to finance the construction of the new plant, which support we hope to secure so that construction can recommence before the end of 2014.

•	Coal Mine Safety Improvement Projects. We are required by the Henan government to upgrade safety-related systems at our coal mines in order to be approved to resume our mining operations. The total estimated cost for such upgrades is approximately $35.0 million. We will be responsible for approximately 70% of the total estimated cost, approximately $22.0 million, under the structure of our joint-venture with Henan Coal Seam Gas. As of the date of this report, we have paid approximately $16.9 million for these projects. We are also in the process of merging the operations of Hongchang mine, Shunli mine and Shuangrui mine into a fully integrated mining operation. The total estimated cost of such integration is approximately $32.0 million, of which we have paid approximately $10.9 million.

•	Bairui Trust Loan. We will be required to make upcoming payments of approximately, $8.1 million (RMB 50 million) due in January 2015, approximately $13.0 million (RMB 80 million) due in April 2015, and approximately $29.2 million (RMB 180 million) due in October 2, 2015.

During the nine months ended March 31, 2014, we had no capital expenditures.

Any current and future facility expansion and acquisitions will require additional financing and/or equity capital and will be dependent upon the availability of financing arrangements and capital at the time.

We have not experienced any material losses since inception relating to accidents or other similar events. See “Risk Factors - We may suffer losses resulting from industry-related accidents and lack of insurance” in the Annual Report.

Off-balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. Other than warrants liability, we have not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements that have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 2 to our unaudited financial statements included elsewhere in this report.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

36

ITEM 4.	CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

During the reporting period covered by this report, and under the supervision and with the participation of our management, including our Chief Executive Officer (principal executive officer) and our Chief Financial Officer (principal financial officer), we conducted an evaluation of our disclosure controls and procedures that were in effect at the end of the period covered by this report. Disclosure controls and procedures are defined under Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as those controls and other procedures of an issuer that are designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer's management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Based on their evaluation of the disclosure controls and procedures, management concluded that the Company continues to have the following material weakness in its internal control over financial reporting as of March 31, 2014:

•	We did not have sufficient skilled accounting personnel that are either qualified as Certified Public Accountants in the United States or that have received education from U.S. institutions or other educational programs that would provide adequate relevant education relating to U.S. GAAP. The Company’s Chief Financial Officer and Controller have limited experience with U.S. GAAP and are not U.S. Certified Public Accountants. Furthermore, our operating subsidiaries are based in China and are therefore required to comply with PRC GAAP, rather than U.S. GAAP. Thus, the accounting skills and understanding necessary to fulfill the requirements of U.S. GAAP-based reporting, including the preparation of consolidated financial statements, are inadequate, and determined to be a material weakness.

•	We have not completed our internal control processes for some of our major cycles and have not performed any testing on any of our internal controls.

Based on their evaluation, and considering the material weaknesses and significant deficiencies previously identified and discussed in our internal control over financial reporting under Item 9A (“Controls and Procedures”) in our Annual Report, our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures at March 31, 2013 were not effective.

Management’s Remediation Initiatives

In an effort to remedy the foregoing material weaknesses in the future, we intend to do the following:

•	Develop a comprehensive training and development plan for our finance, accounting and internal audit personnel, including our Chief Financial Officer, Controller, in the principles and rules of U.S. GAAP, SEC reporting requirements and the application thereof;

•	Design and implement a program to provide ongoing company-wide training regarding our internal controls, with particular emphasis on our finance and accounting staff;

•	Implement an internal review process over financial reporting to review all recent accounting pronouncements and to verify that any accounting treatment identified in such report has been fully implemented and confirmed by our third-party consultant, and to continue to improve our ongoing review and supervision of our internal control over financial reporting; and

•	Hire a full-time employee who possesses the requisite U.S. GAAP experience and education.

Despite the material weaknesses and deficiencies reported above, our management believes that our consolidated financial statements included in this report fairly present in all material respects our financial condition, results of operations and cash flows for the periods presented and that this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting that occurred during the quarter ended March 31, 2014 covered by this report that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

37

PART II - OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS.

None

ITEM1A.	RISK FACTORS.

There have been no material changes to the Company’s risk factors which are included and described in our Annual Report. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

None

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES.

None

ITEM 4.	MINE SAFETY DISCLOSURES

The disclosures required by Item 4 are not applicable to our operations, as the Company has no mining operations in the United States.

ITEM 5.	OTHER INFORMATION.

None

ITEM 6.	EXHIBITS

Exhibit Number	Description
3.1	Articles of Incorporation, as amended (1)
3.2	Articles of Amendment to Articles of Incorporation (2)
3.3	Bylaws (1)
10.1	Fourth Supplemental Agreement to Loan Agreement among Bairui Trust Co., Ltd., Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., and Jianhua Lv, dated April 3, 2014 *
31.1	Certification pursuant to Rule 13a-14(a) or 15d-14(a) under the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. *
31.2	Certification pursuant to Rule 13a-14(a) or 15d-14(a) under the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. *
32.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. *
32.2	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. *
99.1	Lease Agreement of Coking Operations between Pingdingshan Hongfeng Coal Processing and Coking, Ltd., and Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., dated April 8, 2014 *

101. INS	XBRL Instance Document * **
101. SCH	XBRL Taxonomy Extension Schema Document * **
101. CAL	XBRL Taxonomy Extension Calculation Linkbase Document* **
101. DEF	XBRL Taxonomy Extension Definition Linkbase Document* **
101. LAB	XBRL Taxonomy Extension Label Linkbase Document* **
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document* **

* Filed herewith.

** Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

(1)	Incorporated by reference to the Form 10-SB filed by the Company with the Securities and Exchange Commission on November 18, 1999.
(2)	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 8, 2011.

38

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC.

Dated: May 23, 2014	By:	/s/ Jianhua Lv
Jianhua Lv
Chief Executive Officer
(Principal Executive Officer)

Dated: May 23, 2014	By:	/s/ Song Lv
Song Lv
Chief Financial Officer
(Principal Financial and Accounting Officer)

39

Exhibit 10.1

Fourth Supplemental Agreement to Loan Agreement

Agreement Number: BR2011021-012

Party A (Lender):	Bairui Trust Co., Ltd.
Legal Representative:	MA Baojun
Address:	ZhongyuanGuangfa Development Financial Building, No. 10 Business Waihuan Road, Zhengdong New District, Zhengzhou
Contact Address:	ZhongyuanGuangfa Development Financial Building, No. 10 Business Waihuan Road, Zhengdong New District, Zhengzhou
Telephone:	0371-69177223 Fax: 0371-69177300

Party B (Borrower):	Pingdingshan Hongli Coking and Coal Co., Ltd.
Legal Representative:	LV Jianhua
Address:	The intersection between Kuanggong Road and Tiyu Road ,Xinhua District, Pingdingshan
Contact Address:	The intersection between Kuanggong Road and Tiyu Road ,Xinhua District, Pingdingshan
Telephone:	0375-2912016 Fax: 0375-2920035

Party C (Guarantor):	Pingdingshan Hongyuan Energy Science and Technology Development, Co., Ltd.
Legal Representative:	LV Jianhua
Address:	West Renmin Road, Chengguan, Baofeng, Pingdingshan, Henan Province, People’s Republic of China
Contact Address:	West Renmin Road, Chengguan, Baofeng, Pingdingshan, Henan Province, People’s Republic of China
Telephone:	0375-2912016 Fax: 0375-2920035

Party D (Guarantor):	LV Jianhua
Identification Number:	410403196711232014
Address:	Kaiyuan Road East Yard No. 2, Building No. 3, No.134, Zhanhe District, Pingdingshan, Henan Province
Contact address:	Kaiyuan Road East Yard No. 2, Building No. 3, No.134, Zhanhe District, Pingdingshan, Henan Province
Telephone:	13903750608 Fax: 0375-2920035

In view of:

1.	Pursuant to request from Pingdingshan Rural Agricultural Trust Cooperative (hereinafter “Trustee”), Party A established Barui Baosheng No. 117 Capital Trust (Hongli Coke), and disbursed funds from such trust to Party B in the form of loans.

2.	Party A, Party B, Party C and Party D entered into the following agreements: Loan Agreement (Agreement Number: BR2011021-002, the “Loan Agreement”) on April 2, 2011; Supplemental Agreement to Loan Agreement (Agreement Number: BR2011021-005, the “First Supplemental Agreement”) on November 30, 2011; Second Supplemental Agreement to Loan Agreement (Agreement Number: BR2011021-008, the “Second Supplemental Agreement”) on April 23, 2013; and Third Supplemental Agreement to Loan Agreement (Agreement Number: BR2011021-011, the “Third Supplemental Agreement”) on April 2, 2014. The Loan Agreement, the First Supplemental Agreement, the Second Supplemental Agreement and the Third Supplemental Agreement are collectively referred to as the “Agreement.”

3.	As agreed by Trustee, Party B has applied with Party A for payment extension, which extension Party A is processing in accordance with the application.

Now, Party A, Party B, Party C and Party D, after negotiations, mutually enter into this agreement to amend the terms of the Agreement.

1.	The Amended Terms

a.	The parties hereby agree that the loan principal of RMB 78,000,000.00 originally due on April 2, 2014, is now due on April 2, 2015.

b.	The applicable interest rate for the loan principal outstanding commencing as of the date hereof shall be 11.88% per year.

c.	The interest rate (based on 11.88% per year) is calculated on a daily basis (based on 365 days per year) from the actual date that Party A issues a loan. Interest payment is settled on the 20th day of the final month of each calendar quarter. Principal is due on the last interest payment date, with all outstanding interest due along with the principal. If settlement date falls on legal or public holiday, then settlement date shall be the first working day thereafter. Interest payment shall be made into an account designated by Party A.

2.	Notice and Delivery

Any notice or response relating to this agreement shall be by personal delivery, certified mail, express mail or facsimile. The following shall constitute delivery:

a.	If by personal delivery, the date such delivery is signed for by the intended recipient;
b.	If by certified mail, on the fifth working day after mailing date;
c.	If by express mail, on the third working day after mailing date;
d.	If by facsimile, on the date of transmission.

All notices under this agreement shall be made in accordance with the contact information set forth at the beginning of this agreement. Each of Borrower and Guarantors must notify Lender in writing at least 15 days in advance of any change to its contact information, and shall be solely responsible for any legal liabilities resulting from ineffective notice due to noncompliance with this provision.

3.	Others

a.	This agreement shall supplement the Loan Agreement, and this agreement shall govern if there is any inconsistency with the Loan Agreement, the First Supplemental Agreement, the Second Supplemental Agreement or the Third Supplemental Agreement, provided that any terms not covered by this agreement shall be governed by the Loan Agreement, the First Supplemental Agreement, the Second Supplemental Agreement and the Third Supplemental Agreement.

b.	This agreement shall become effective after its signing by the legal representatives or other authorized representatives of Parties A, B, C and D (or their seals).

c.	This agreement shall be made in six copies, with Parties A and B each holding two, and Parties C and D each holding one, all having the same legal effect.

Signature Page of Agreement BR2011021-008

Party A (Lender):	Bairui Trust Co., Ltd. [seal]

Legal representative or
Authorized Representative:

Party B (Borrower):	Pingdingshan Hongli Coal and Coking Co., Ltd. [seal]

Legal representative or
Authorized Representative:	/s/ LV Jianhua

Party C (Guarantor):	Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. [seal]

Legal representative
or Authorized Representative:	/s/ LV Jianhua

Party D (Guarantor):	LV Jianhua /s/ LV Jianhua

Entered into in Zhengdong New District, Zhengzhou, Henan Province, on April 3, 2014

Exhibit 31.1

CERTIFICATION

I, Jianhua Lv, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of SinoCoking Coal and Coke Chemical Industries, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 23, 2014	By:	/s/ Jianhua Lv
Jianhua Lv
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION

I, Song Lv, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of SinoCoking Coal and Coke Chemical Industries, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date: May 23, 2014	By:	/s/ Song Lv
Song Lv
Chief Financial Officer (Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATION

In connection with the periodic report of SinoCoking Coal and Coke Chemical Industries, Inc. (the “Company”) on Form 10-Q for the quarter ended March 31, 2014, as filed with the Securities and Exchange Commission (the “Report”), I, Jianhua Lv, Chief Executive Officer (Principal Executive Officer) of the Company, hereby certify as of the date hereof, solely for purposes of Title 18, Chapter 63, Section 1350 of the United States Code, that to the best of my knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company at the dates and for the periods indicated.

Date: May 23, 2014	By:	/s/ Jianhua Lv
Jianhua Lv
Chief Executive Officer
(Principal Executive Officer)

Exhibit 32.2

CERTIFICATION

In connection with the periodic report of SinoCoking Coal and Coke Chemical Industries, Inc. (the “Company”) on Form 10-Q for the quarter ended March 31, 2014, as filed with the Securities and Exchange Commission (the “Report”), I, Song Lv, Chief Financial Officer (Principal Financial and Accounting Officer) of the Company, hereby certify as of the date hereof, solely for purposes of Title 18, Chapter 63, Section 1350 of the United States Code, that to the best of my knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company at the dates and for the periods indicated.

Date: May 23, 2014	By:	/s/ Song Lv
Song Lv
Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 99.1

Lease Agreement of Coking Operations

Party A:	Pingdingshan Hongfeng Coal Processing and Coking, Ltd.

Party B:	Henan Province Pingdingshan Hongli Coal and Coke Co., Ltd.

Parties A and B, through mutual negotiations, and in light of Party A being the trustee of Pingdingshan Hongye Taigongyi Co., Ltd. (hereinafter referred to as “HongYeTai”), agree in Pingdingshan on April 8, 2014, as follows:

1.	Party B shall lease HongYeTai’s No. 1 coke furnace (200,000 metric tons capacity) from Party A for coke processing.

2.	The lease term is one year.

3.	During the lease term, Party A may not engage in any activities outside the scope of the activities set forth in the business license.

4.	Party B shall be solely responsible to staff the production and management personnel for the coke furnace.

5.	Party A shall charge a lease fee of RMB 60 per metric ton of coke produced. Party B shall be solely responsible for salaries and equipment maintenance fees incurred in connection with the coke furnace.

6.	The parties may commence lawsuit to resolve dispute arising from this agreement at a court where this agreement was entered into.

7.	This agreement shall be made in four copies, with Parties A and B each holding two, and shall become effective upon the parties’ seal.

Party A:	Party B:

[seal of Pingdingshan Hongfeng	[seal of Henan Province Pingdingshan
Coal Processing and Coking, Ltd.]	Hongli Coal & Coke Co., Ltd.]
Representative: /s/ Wang Yanwei	Representative: /s/ LV Jianhua

April 8, 2014